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Filed Pursuant to Rule 424(b)(5)
File Number 333-117592

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 22, 2004)

3,900,000 Shares

Common Stock

              The shares of common stock in this offering are being offered by Omnicell, Inc.

              Our common stock is listed on the NASDAQ Global Market under the symbol "OMCL." The last reported sale price of our common stock on the NASDAQ Global Market on May 22, 2007 was $22.03 per share.

              Investing in our common stock involves risks. See "Risk Factors" beginning on page S-9.

	Per Share	Total
Public offering price	$21.50	$83,850,000
Underwriting discount	$1.2362	$4,821,180
Proceeds, before expenses, to Omnicell, Inc.	$20.2638	$79,028,820

              The underwriters may also purchase up to an additional 585,000 shares from Omnicell, Inc., at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

              Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

              The shares will be ready for delivery on or about May 25, 2007.

Merrill Lynch & Co.
Piper Jaffray
First Albany Capital
Caris & Company

The date of this prospectus supplement is May 22, 2007.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

              You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date on those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, when making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of the prospectus entitled "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference."

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ABOUT THIS PROSPECTUS SUPPLEMENT

              This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. This prospectus supplement provides you with the specific details regarding this offering, including the price, the amount of common stock being offered and the risks in investing in our common stock. The accompanying prospectus provides you with more general information, some of which does not apply to the offering of our common stock. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. You should read and consider the information in both this prospectus supplement and the accompanying prospectus together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference."

NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus or any document incorporated by reference in this prospectus supplement regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects and plans and objectives of management are forward-looking statements.

              Forward-looking statements include, but are not limited to, statements about:

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  our strategy;

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  revenues from existing and new customers;

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  sufficiency of our cash resources;

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  product development;

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  our research and development and other expenses; and

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  our operations and legal risks.

              These forward-looking statements are generally identified by words such as "expect," "anticipate," "intend," "believe," "hope," "assume," "estimate," "plan" and other similar words and expressions. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus supplement under the caption "Risk Factors" as well as in our most recent Quarterly Report on Form 10-Q, which is incorporated by reference into this prospectus supplement. We do not assume any obligation to update any forward-looking statement.

PROSPECTUS SUPPLEMENT SUMMARY

              This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including "Risk Factors," the financial statements and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors described under the "Risk Factors" section and elsewhere in this prospectus supplement. Unless the context otherwise requires, any reference to "Omnicell," "we," "our" and "us" in this prospectus supplement refers to Omnicell, Inc. and its subsidiaries.

Our Business

              We are a leading provider of medication control and patient safety solutions for acute care health facilities. Over 1,000 hospitals have installed our automated hardware/software solutions for controlling, dispensing, acquiring, verifying and tracking medications and medical/surgical supplies. We have designed our products to enable healthcare professionals to improve patient safety through reduced medication errors and improved administrative controls and medical safety, while simultaneously improving workflow and increasing operational efficiency. Our products are designed to allow nurses, pharmacists and other clinicians to spend more time on patient care while at the same time providing confirmation that the right patients are receiving the right medication, at the right time, in the right dose, via the right route.

              Our systems provide a comprehensive medication control and dispensing solution starting from the point of entry into the hospital, through the central pharmacy, to the nursing station and, ultimately, to the patient's bedside. Our solutions utilize advanced, software-based medication control and tracking algorithms that interact with hardware security features, resulting in a system that provides real-time safety controls to both the pharmacist and the nurses. By providing barcode verification at every step of the medication administration process, our systems afford comprehensive control of these medications from their entry into the hospital through their administration to a patient. Similar to our medication solutions, our medical and surgical supply systems provide control over consumable supplies critical to providing quality healthcare. This solution helps to ensure patient safety by providing inventory control software designed to ensure critical supplies are always stocked in the right locations, while at the same time helping hospital administrators manage medical supply levels more efficiently throughout the hospital and optimize reimbursement by improving charge capture.

              For the fiscal year ended December 31, 2006, our revenues were $154.7 million, representing a 27.3% growth over the fiscal year ended December 31, 2005. For the three months ended March 31, 2007, our revenues were $48.2 million, representing a 41.1% growth in revenues over the three months ended March 31, 2006. Our backlog, consisting of orders accepted but not yet installed, has increased for eight consecutive quarters and was $120.5 million as of March 31, 2007.

Our Products and Services

              Our products are designed to enable our customers to enhance and improve the effectiveness of the medication-use process, the efficiency of the medical-surgical supply chain, overall patient care and clinical and financial outcomes of healthcare facilities.

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  Medication-Use Products: Our medication-use product line includes medication dispensing systems for use in acute care nursing departments, central pharmacy automation, physician order management, and nursing workflow automation at the bedside. This product line includes OmniRx, PharmacyCentral, SafetyPak, SecureVault, OmniLinkRx and SafetyMed.

    Our MedGuard product line integrates all of our medication-use products with enhanced control features. Our MedGuard solution is scaleable, modular and provides comprehensive medical control by incorporating barcode technology throughout the provider enterprise.

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  Medical and Surgical Supply Products: Our supply product lines control, store and dispense medical and surgical supplies and are designed to help optimize a healthcare facility's supply chain. These products provide healthcare facilities with cost data, enabling detailed quantification of charges for payor reimbursement, inventory management and timely reorder of supplies. Our supply products range from high-security closed-cabinet systems and software to open-shelf and combination solutions in the nursing unit, catheter lab and operating room. They integrate with other systems and utilize barcode technology extensively. This product line includes OmniSupplier, OptiFlex and OmniBuyer.

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  Other Products: Our combination medication-use and supply products allow the operating departments to store, track and dispense medications and supplies through a single system. Our interface software, which includes the OmniGate interface engine, provides interface and integration between our medication-use products or our supply products and a healthcare facility's in-house information management systems.

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  Services: Services we provide include customer education and training, maintenance and support services provided on a time-and-material basis. We provide service contracts to our customers for post-installation technical support with phone support, on-site service, parts and access to software upgrades. On-site service is provided by our field service operations team. ProServ-1, our professional service organization, helps healthcare facilities realize the full benefit of our automation solutions by addressing a customer's cost, productivity and patient safety needs in the medication-use and supply chain processes.

Sales and Distribution

              We market and sell our medication dispensing and supply automation systems principally in the United States to a variety of healthcare organizations including hospitals and specialty care facilities. As of March 31, 2007, our combined direct, corporate and inside sales teams consisted of 89 staff members. We sell through distributors in Europe, the Middle East, Asia, Australia and South America. We have contracts with several group purchasing organizations, or GPOs, that enable us to sell our automation systems to GPO-member healthcare facilities. These GPO contracts are typically for multiple years with options to renew or extend for up to two years but can be terminated by either party at any time.

              The sales cycle for our automation systems is long and can take in excess of twelve months. To assist hospitals in the acquisition of our systems, we offer multi-year, non-cancelable lease payment terms that reduce our customers' cash flow requirements. Our field service operations representatives support our sales force by providing operational and clinical expertise prior to the close of a sale and during installation of our automation systems. After the systems are installed, on-site support is provided by our field service operations team and technical support group.

Manufacturing and Inventory

              Our manufacturing process allows us to configure hardware and software in unique combinations to meet a wide variety of individual customer requirements. Our manufacturing process consists primarily of the final assembly of components and of sub-systems which are assembled by third-party manufacturers. In 2006, we manufactured the majority of our systems in our California facility and refurbishment and spare parts activities were conducted in our Illinois facility. We and our third-party manufacturer test the subassemblies and provide a comprehensive inspection to assure the quality and reliability of our products. While many components of our systems are standardized and available from multiple sources, certain components or subsystems are fabricated according to our specifications and timing requirements. Our arrangements with our contract manufacturers generally set forth quality, cost and delivery requirements, as well as manufacturing process terms.

              Our manufacturing organization procures components and schedules production based on the backlog of customer orders. Our backlog of orders has grown for eight consecutive quarters as we aligned our installation strategies with customer needs for more carefully planned installations. Our increasing business with new accounts and replacement of competitors' systems generally requires longer planning cycles than do sales of additional equipment to existing customers. Installation typically occurs between two weeks and nine months after the initial order is received, depending upon the customer's particular needs. We deploy a key operational strategy of operating with backlog levels that approximate the average installation cycle of our customers, which allows us to more efficiently manage our installation teams, improve production efficiencies and reduce shipping costs.

Our Market Opportunity

              The acute care market in the United States, where most of our sales occur, is comprised of roughly 5,800 hospitals with a total capacity of approximately 965,000 acute care beds. Our customers range from single location community hospitals to government hospitals to regional and national hospital systems.

              The market for our products is growing because of the need for patient safety and increasing cost pressures on providers. The delivery of healthcare in the United States still relies on a significant number of manual and paper-based processes. Most hospitals have deployed at least some automation solutions, but few have deployed them throughout the institution. The manual and paper-based systems still in use today in many hospital departments result in highly complex and inefficient systems for tracking, delivering, and billing for medications and supplies. Over the past two decades, healthcare facilities have made relatively small proportional investments in information technology. Healthcare providers are also affected by significant economic pressures. Demand for healthcare services continues to increase, driving shortages in the U.S. labor market for healthcare professionals, particularly nurses and pharmacists. Rising costs of labor, prescription drugs and new technology all contribute to increased spending. These factors, combined with the continuing consolidation in the healthcare industry, have significantly increased the need to improve the efficiency of healthcare professionals and to control costs.

              Many existing healthcare information systems are unable to address mandated patient safety initiatives and facilitate or support workflow process improvement for the provider. These factors have contributed to medical errors and unnecessary process costs. Reports by the Institute of Medicine, or IOM, Food and Drug Administration, or FDA, and the Joint Commission for the Accreditation of Healthcare Organizations, or JCAHO, have increased public and healthcare industry awareness of the dangers caused by medication errors. Regulatory standards, as well as the desire of healthcare organizations to provide premium quality service and avoid liability, have driven acute care facilities to prioritize investment in systems to improve patient safety.

Our Strategy

              Our strategy is to provide comprehensive patient safety solutions for the medication and medical and surgical supply needs of our customers. We are constantly evolving and enhancing our product and service offerings, and we maintain flexibility in product design and the installation process to meet our customers' evolving needs. Our goal of providing superior customer satisfaction has required us to take special steps in the development of our business and our long term approach to our market, such as:

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  Innovating products to address patient safety and cost-containment pressures facing healthcare facilities;

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  Incorporating a broad range of clinical input into our product feature development to accommodate the needs of multi-hospital entities and Integrated Delivery Networks;

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  Developing new solutions to enhance our customers' existing systems and protect our customers' investment by preserving, leveraging and upgrading their existing information systems, as well as striving to provide a seamless integration of our products to the other healthcare information systems our customers use; and

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  Working with our customers to install our products according to their timing constraints and to ensure the utmost customer satisfaction.

Company Information

              We were incorporated in California in 1992 under the name Omnicell Technologies, Inc. and reincorporated in Delaware in 2001 as Omnicell,  Inc. Our principal offices are located at 1201 Charleston Road, Mountain View, California 94043, and our telephone number is (650) 251-6100. Omnicell®, the Omnicell logo, OmniBuyer®, OmniCenter®, OmniEvolve™, OmniFloorStock™, OmniGate™, OmniLinkRx™, OmnicellPharmacyCentral™, OmniRx®, OmniScanner™, OmniSupplier®, OmniTrack™, Anesthesia TT™, DecisionCenter®, FlexBin™, MedCache®, MedGuard™, Nextcart®, Nextcentral®, Nextrx®, Nextrx and Design®, MobileTrack™, Open Touch™, Optiflex™, Point-to-Point Medication Safety™, ProServ-1™, SafetyMed®, SafetyPak™, Safetystock®, ScanReq®, SecureVault™, See & Touch™, Sure-Med®, TempCheck™, Touch & Go™, VCommander™, VDirector™, VManager™, VSuite™, WorkFlowRX™ and BCX Technology® are our trademarks or registered trademarks in the United States and internationally. All other service marks, trademarks and trade names that we refer to in this prospectus supplement are the property of their respective owners.

THE OFFERING

Common Stock Offered By Us	3,900,000 shares
Common Stock to Be Outstanding After the Offering	33,045,071 shares
Overallotment Option
We have granted to the underwriters an option to purchase up to an additional 585,000 shares of common stock, exercisable solely to cover overallotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus supplement. The underwriters may exercise this option at any time until 30 days from the date of this prospectus supplement.
Use of Proceeds
We intend to apply the net proceeds of this offering towards potential licenses and acquisitions of complementary technologies, products and companies, general corporate purposes and working capital. See "Use of Proceeds."
Risk Factors
See "Risk Factors" and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
NASDAQ Global Market Symbol	OMCL

              The number of shares of our common stock to be outstanding after this offering is based on 29,145,071 shares of common stock outstanding as of April 30, 2007, and excludes the following items calculated as of that date:

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  5,127,862 shares of our common stock issuable upon exercise of outstanding options issued under our equity incentive plans at a weighted average exercise price of $11.22 per share;

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  97,500 shares of our common stock issuable upon vesting of outstanding restricted stock unit awards issued under our equity incentive plans; and

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  14,136 shares of our common stock granted in the form of restricted stock awards on April 24, 2007, subject to vesting and not yet allocated by our transfer agent as of April 30, 2007.

              Unless otherwise specifically stated, information throughout this prospectus supplement assumes no exercise of the underwriters' overallotment option in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

              The following table summarizes our consolidated financial data. We have derived the following summary consolidated financial data for the years ended December 31, 2006, 2005 and 2004 from our audited financial statements incorporated by reference in this prospectus supplement. The summary consolidated statements of operations data for the three months ended March 31, 2007 and 2006 and the summary consolidated balance sheet data as of March 31, 2007 have been derived from our unaudited financial statements incorporated by reference in this prospectus supplement. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the related notes to those statements incorporated by reference in this prospectus supplement, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus supplement. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement entitled "Incorporation of Certain Documents by Reference" and the section of the accompanying prospectus entitled "Where You Can Find Additional Information."

	Year ended December 31,			Three months ended March 31,
	2006	2005	2004	2007	2006
				(unaudited)
	(in thousands, except per share amounts)
Summary Consolidated Statements of Operations Data
Total revenue	$154,710	$121,518	$123,939	$48,161	$34,137
Total cost of revenues	69,189	54,508	52,033	22,919	15,484

Gross profit	85,521	67,010	71,906	25,242	18,653
Total operating expenses	76,265	69,715	61,359	21,748	17,920

Income (loss) from operations	9,256	(2,705)	10,547	3,494	733

Net income (loss)	$10,365	$(2,074)	$10,602	$3,965	$1,016

Net income (loss) per share:
Basic	$0.38	$(0.08)	$0.43	$0.14	$0.04

Diluted	$0.36	$(0.08)	$0.38	$0.13	$0.04

Shares used in per share calculations:
Basic	27,345	25,906	24,849	28,736	26,442

Diluted	28,902	25,906	27,720	30,568	27,795

	As of March 31, 2007
	Actual	As Adjusted(1)
	(in thousands) (unaudited)
Summary Consolidated Balance Sheet Data
Cash and cash equivalents	$64,669	$143,180
Working capital	$87,102	$165,613
Total assets	$157,920	$236,431
Long-term deferred service revenue, net of current portion	$11,816	$11,816
Other long-term liabilities	$738	$738
Total stockholders' equity	$100,735	$179,246

(1)
This column is adjusted to give effect to our issuance and sale of 3,900,000 shares of common stock in this offering at the public offering price of $21.50 per share, after deducting the underwriting discount and the estimated offering expenses payable by us, as if it occurred on March 31, 2007.

RISK FACTORS

An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the following risk factors, together with all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

Risks Related to Our Business

The medication management and supply chain solutions market is highly competitive and we may be unable to compete successfully against new entrants and established companies with greater resources.

              The medication management and supply chain solutions market is intensely competitive and is characterized by evolving technologies and industry standards, frequent new product introductions and dynamic customer requirements. We expect continued and increased competition from current and future competitors, many of which have significantly greater financial, technical, marketing and other resources than we do. Our current direct competitors in the medication management and supply chain solutions market include Pyxis Corporation (a division of Cardinal Health, Inc.), McKesson Automation Inc. (a business unit of McKesson Corporation), AmerisourceBergen Corporation (through its acquisition of MedSelect, Inc. and Automed), the Baxter Medication Delivery business of Baxter International Inc., Cerner Corporation, Eclipsys Corporation, IDX Systems Corporation (a division of GE Healthcare) and Siemens Medical Solutions (a division of Siemens AG).

              The competitive challenges we face in the medication management and supply chain solutions market include, but are not limited to, the following:

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  our competitors may develop, license or incorporate new or emerging technologies or devote greater resources to the development, promotion and sale of their products and services;

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  certain competitors have greater brand name recognition and a more extensive installed base of medication and supply dispensing systems or other products and services than we do, and such advantages could be used to increase their market share;

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  other established or emerging companies may enter the medication management and supply chain solutions market;

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  current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, including larger, more established healthcare supply companies, thereby increasing their ability to develop and offer products and services to address the needs of our prospective customers; and

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  our competitors may secure products and services from suppliers on more favorable terms or secure exclusive arrangements with suppliers or buyers that may impede the sales of our products and services.

              Competitive pressures could result in price reductions of our products and services, fewer customer orders and reduced gross margins, any of which could harm our business.

Changing customer requirements could decrease the demand for our products and services.

              The medication management and supply chain solutions market is intensely competitive and is characterized by evolving technologies and industry standards, frequent new product introductions and dynamic customer requirements that may render existing products obsolete or less competitive. As a result, our position in the medication management and supply chain solutions market could erode rapidly due to unforeseen changes in the features and functions of competing products, as well as the pricing models for such products. Our future success will depend in part upon our ability to enhance our existing products and services and to develop and introduce new products and services to meet changing customer requirements. The process of developing products and services such as those we offer is extremely complex and is expected to become increasingly more complex and expensive in the future as new technologies are introduced. If we are unable to enhance our existing products or develop new products to meet changing customer requirements, demand for our products could decrease.

Any reduction in the demand for or adoption of our medication and supply dispensing systems and related services would reduce our revenues.

              Our medication and supply dispensing systems represent only one approach to managing the distribution of pharmaceuticals and supplies at healthcare facilities. Many healthcare facilities still use traditional approaches that do not include automated methods of medication and supply dispensing management. As a result, we must continuously educate existing and prospective customers about the advantages of our products. Our medication and supply dispensing systems typically represent a sizeable initial capital expenditure for healthcare organizations. Changes in the budgets of these organizations and the timing of spending under these budgets can have a significant effect on the demand for our medication and supply dispensing systems and related services. In addition, these budgets are often characterized by limited resources and conflicting spending priorities among different departments. Any decrease in expenditures by these healthcare facilities, particularly our significant customers, could decrease demand for our medication and supply dispensing systems and related services and reduce our revenues. We may not continue to be successful in marketing our medication and supply dispensing systems, and the level of market acceptance of our systems may not continue to be sufficient to generate operating income.

Our current and potential customers may have other business relationships with our competitors and consider those relationships when deciding between our products and services and those of our competitors.

              Many of our competitors are large drug and medical-surgical supply distribution companies that sell their distribution services to our current and potential customers. As a result, if a customer is a distribution customer of one of our competitors, the customer may be motivated to purchase medication and supply dispensing systems or other automation solutions from our competitor in order to maintain or enhance their business relationship with that competitor.

If we experience delays in or loss of sales of, delays in installations of, or delays in the recognition of revenue associated with our medication and supply dispensing systems, our competitive position, results of operations and financial condition could be harmed.

              The purchase of our medication and supply dispensing systems is often part of a customer's larger initiative to re-engineer its pharmacy, distribution and materials management systems. As a result, the purchase of our medication and supply dispensing systems often entail larger strategic purchases by customers that frequently require more complex and stringent contractual requirements and generally involves a significant commitment of management attention and resources by prospective customers. These larger and more complex transactions often require the input and approval of many decision-makers, including pharmacy directors, materials managers, nurse managers, financial managers, information systems managers, administrators, lawyers and boards of directors. For these and other reasons, the sales cycle associated with the sale of our medication and supply dispensing systems is often lengthy and subject to a number of delays over which we have little or no control. A delay in, or loss of, sales of our medication and supply dispensing systems could cause our operating results to vary significantly from quarter to quarter and could harm our business.

              In addition, and in part as a result of the complexities inherent in larger transactions, the average time between the purchase and installation of our systems has increased for reasons that are often outside of our control. Since we recognize revenue only upon installation of our systems at a customer's site, any delay in installation by our customers also causes a delay in the recognition of revenue for that system. Further, the larger, more complex transactions often require us to include negotiated contractual terms that have the effect of delaying revenue recognition under the accounting rules that apply to us.

We have experienced substantial growth and we cannot assure you that we will be able to manage future growth.

              Our revenue grew by 27.3% in fiscal 2006 compared to fiscal 2005, and 41.1% in the quarter ended March 31, 2007 compared to the quarter ended March 31, 2006. Our ability to continue to grow future revenues profitably is dependent on our ability to continue to manage costs and control expenses. We expect our revenues to continue to grow, and we may not be able to manage this anticipated growth effectively. Management of our anticipated growth will require the devotion of significant time and attention.

              Our revenue growth is dependent on our ability to continue to receive orders from customers, the volume of installations we are able to complete, our ability to continue to meet our customers needs and provide a quality installation experience, and our flexibility in manpower allocations among customers to complete installations on a timely basis. Our revenue growth rate may slow in the future if our revenues increase to higher levels.

              Our expense control is dependent on our ability to continue to develop and leverage effective and efficient human and information technology systems, our ability to gain efficiencies in our workforce through the local and worldwide labor markets, and our ability to grow our outsourced vendor supply model. Our expense growth rate may equal or exceed our revenue growth rate if we are unable to streamline our operations, or fail to reduce the costs or increase the margins of our products.

If we are unable to recruit and retain skilled and motivated personnel, our competitive position, results of operations and financial condition could be harmed.

              Our success is highly dependent upon the continuing contributions of our key management, sales, technical and engineering staff. We believe that our future success will depend upon our ability to attract, train and retain highly skilled and motivated personnel. As more of our products are installed in increasingly complex environments, greater technical expertise will be required. As our installed base of customers increases, we will also face additional demands on our customer service and support personnel, requiring additional resources to meet these demands. We may experience difficulty in recruiting qualified personnel. Competition for qualified technical, engineering, managerial, sales, marketing, financial reporting and other personnel can be intense and we cannot assure you that we will be successful in attracting and retaining qualified personnel. Competitors have in the past attempted, and may in the future attempt, to recruit our employees.

              In addition, we have historically used stock options and other forms of equity compensation as key components of our employee compensation program in order to align employees' interests with the interests of our stockholders, encourage employee retention and provide competitive compensation packages. Share-based compensation expense recorded under Statement of Financial Accounting Standard No. 123(revised) "Share-Based Payment," or SFAS No. 123(R), could make it more difficult and less favorable for us to grant stock options to employees in the future. If employees believe that the incentives that they would receive under any such modified strategy are less attractive, we may find it difficult to attract, retain and motivate employees. Failure to attract and retain key personnel could harm our competitive position, results of operations and financial condition.

We may not be able to successfully integrate acquired businesses or technologies into our existing business, which could negatively impact our operating results.

              As a part of our business strategy, during the past few years we acquired an automated pharmacy storage and retrieval system, a bedside dispensing platform, and an open supply management system. We may seek to acquire other businesses, technologies or products in the future. We cannot assure you that any transaction we complete will result in long-term benefits to us or our stockholders, or that our management will be able to integrate or manage the acquired business effectively. Acquisitions entail numerous risks, including difficulties associated with the integration of operations, technologies, products and personnel that, if realized, could harm our operating results. Risks related to potential acquisitions include, but are not limited to:

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  difficulties in combining previously separate businesses into a single unit;

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  substantial diversion of management's attention from day-to-day business when evaluating and negotiating such transactions and then integrating an acquired business;

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  discovery, after completion of the acquisition, of liabilities assumed from the acquired business or of assets acquired that are not realizable;

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  failure to achieve anticipated benefits such as cost savings and revenue enhancements;

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  difficulties related to assimilating the products of an acquired business; and

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  failure to understand and compete effectively in markets in which we have limited previous experience.

The healthcare industry faces financial constraints and consolidation that could adversely affect the demand for our products and services.

              The healthcare industry has faced, and will likely continue to face, significant financial constraints. For example, the shift to managed care in the 1990s put pressure on healthcare organizations to reduce costs, and the Balanced Budget Act of 1997 significantly reduced Medicare reimbursement to healthcare organizations. Our automation solutions often involve a significant financial commitment by our customers and, as a result, our ability to grow our business is largely dependent on our customers' information technology budgets. To the extent healthcare information technology spending declines or increases more slowly than we anticipate, demand for our products and services could decline.

              Many healthcare providers have consolidated to create larger healthcare delivery organizations with greater market power. If this consolidation continues, it could reduce the number of our target customers. In addition, the resulting organizations could have greater bargaining power, which may lead to price erosion.

If we are unable to maintain our relationships with group purchasing organizations or other similar organizations, we may have difficulty selling our products and services.

              We have contracts with various group purchasing organizations, such as AmeriNet, Inc., Consorta, Inc., HealthTrust Purchasing Group, L.P., MAGNET Group, Novation, LLC, and Premier, Inc., which enable us to more readily sell our products and services to customers represented by these organizations. Our contracts with these organizations are terminable at the convenience of either party. The loss of any of these relationships could impact the breadth of our customer base and could impair our ability to increase our revenues. We cannot assure you that these organizations will renew our contracts on similar terms, if at all, and they may choose to terminate our contracts before they expire.

Our quarterly operating results may fluctuate and may cause our stock price to decline.

              Our quarterly operating results may vary in the future depending on many factors that include, but are not limited to, the following:

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  the ability to successfully install our products on a timely basis and meet other contractual obligations necessary to recognize revenue;

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  the size and timing of orders for our medication and supply dispensing systems, and their installation and integration; the overall demand for healthcare medication management and supply chain solutions;

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  changes in pricing policies by us or our competitors;

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  the number, timing and significance of product enhancements and new product announcements by us or our competitors;

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  the relative proportions of revenues we derive from products and services;

  •
  our customers' budget cycles;

  •
  changes in our operating expenses;

  •
  the performance of our products; changes in our business strategy; and

  •
  economic and political conditions, including fluctuations in interest rates and tax increases.

              Due to all of these factors, our quarterly revenues and operating results are difficult to predict and fluctuate, which in turn may cause the market price of our stock to decline.

We have outstanding options that have the potential to dilute shareholder value and cause our stock price to decline.

              We frequently grant stock options to our employees. At April 30, 2007, we had options outstanding to purchase 5,127,862 shares of our common stock at exercise prices ranging from $1.80 to $22.63 per share. If some or all of these shares are sold into the public market over a short time period, the price of our common stock may decline, as the market may not be able to absorb those shares at the prevailing market prices. Such sales may also make it more difficult for us to sell equity securities in the future on terms that we deem acceptable.

Beginning with fiscal 2006, we recognized expense for share-based compensation related to employee stock options and employee stock purchases. We cannot assure you that the expense we are required to recognize measures the accurate value of our share-based payment awards, and the recognition of this expense could cause the trading price of our common stock to decline.

              On January 1, 2006, we adopted SFAS No. 123(R), which requires the measurement and recognition of compensation expense for all share-based compensation based on estimated fair values. As a result, starting with fiscal 2006, our operating results contain a charge for share-based compensation expense related to employee stock options and employee stock purchases. The application of SFAS No. 123(R) requires the use of an option-pricing model to determine the fair value of share-based payment awards. This determination of fair value is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behavior.

              As a result of the adoption of SFAS No. 123(R), beginning with fiscal 2006, our earnings were lower than they would have been had we not been required to adopt SFAS No. 123(R). This will continue to be the case for future periods. We cannot predict the effect that this adverse impact on our reported operating results will have on the trading price of our common stock.

Our internal control over financial reporting and our disclosure controls and procedures were not effective as of December 31, 2006. Our failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could cause our stock price to decline.

              Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm attesting to and reporting on these assessments. If we fail to maintain effective internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC. For example, for the fiscal year ended December 31, 2006, we determined that controls pertaining to the timely review of reconciliations and account balances impacting lease receivables, prepaid and other current assets, inventories, accrued liabilities, product revenue and share-based compensation were not effective. The largest error was a misstatement of interest income associated with leases, resulting in a revision of quarterly financial data in 2006. As a result, our management concluded that our internal control over financial reporting and our disclosure controls and procedures were not effective as of December 31, 2006. If we cannot in the future favorably assess, or our independent registered public accounting firm is unable to provide an unqualified attestation report on our assessment of, the effectiveness of our internal control over financial reporting, investors may lose confidence in the reliability of our financial reports, which could cause our stock price to decline.

If our U.S. government customers do not receive their annual funding, our ability to recognize revenues on future sales to U.S. government customers, to sell our U.S. government receivables to third-party leasing companies or to collect payments on unsold receivables from U.S. government customers could be impaired.

              U.S. government customers sign contracts with five-year non-cancelable payment terms but are subject to one-year government budget funding cycles. In our judgment and based on our history with these accounts, we believe these receivables are collectable. However, in the future, the failure of any of our U.S. government customers to receive their annual funding could impair our ability to sell to these customers or to sell our U.S. government receivables to third-party leasing companies. In addition, the ability to collect payments on unsold receivables could be impaired and may result in a write-down of our unsold receivables to U.S. government customers.

We depend on a limited number of suppliers for our medication and supply dispensing systems and our business may suffer if we are unable to obtain an adequate supply of components and equipment on a timely basis.

              Although we generally use parts and components for our products with a high degree of modularity, certain components are presently available only from a single source or limited sources. We have generally been able to obtain adequate supplies of all components in a timely manner from existing sources, or where necessary, from alternative sources of supply. In 2006, we secured a single source third-party manufacturer to build several of our sub-assemblies. Our failure to obtain alternative vendors, if required, for any of the numerous components used to manufacture our products could limit our ability to manufacture our products and harm our business. Our reliance on a single source partner to build our hardware sub-assemblies, a reduction or interruption in supply from our partners or suppliers, or a significant increase in the price of one or more components could have an adverse impact on our business, operating results and financial condition. In addition, this impact could damage customer relationships and any failure of a contractor to perform adequately could harm our business.

If we fail to manage our inventory properly, our revenue, gross margin and profitability could suffer.

              Managing our inventory of components and finished products is a complex task. A number of factors, including, but not limited to, the need to maintain a significant inventory of certain components that are in short supply or that must be purchased in bulk to obtain favorable pricing, the general unpredictability of demand for specific products and customer requests for quick delivery schedules, may result in us maintaining large amounts of inventory. Other factors, including changes in market demand, customer requirements and technology, may cause inventory to become obsolete. Any excess or obsolete inventory could result in inventory write-downs, which in turn could harm our business and results of operations.

If we are unable to successfully integrate our automation solutions with the existing information systems of our customers, they may choose not to use our products and services.

              For healthcare facilities to fully benefit from our automation solutions, our systems must integrate with their existing information systems. This may require substantial cooperation, investment and coordination on the part of our customers. There is little uniformity in the systems currently used by our customers, which complicates the integration process. If these systems are not successfully integrated, our customers could choose not to use or to reduce their use of our automation solutions, which would harm our business.

Our failure to protect our intellectual property rights could negatively affect our ability to compete.

              Our success depends in part on our ability to obtain patent protection for technology and processes and our ability to preserve our trademarks, copyrights and trade secrets. We have pursued patent protection in the United States and foreign jurisdictions for technology that we believe to be proprietary and for technology that offers us a potential competitive advantage for our products. We intend to continue to pursue such protection in the future. Our issued patents relate to various features of our medication and supply dispensing systems. We cannot assure you that we will file any patent applications in the future, that any of our patent applications will result in issued patents or that, if issued, such patents will provide significant protection for our technology and processes. Furthermore, we cannot assure you that others will not develop technologies that are similar or superior to our technology or that others will not design around the patents we own. All of our system software is copyrighted and subject to the protection of applicable copyright laws. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary.

Intellectual property claims against us could harm our competitive position, results of operations and financial condition.

              We are aware of one third-party patent issued several years ago that may relate to certain of our products. Although we have received no notice alleging infringement from this third-party to date, there can be no assurance that such third-party will not assert an infringement claim against us in the future. Other than this patent, we do not believe that any of our products infringe upon the proprietary rights of any third parties. In the future, third parties may claim that we have infringed upon their intellectual property rights with respect to current or future products. We expect that developers of medication and supply dispensing systems will be increasingly subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products in different industry segments overlaps. We do not carry special insurance that covers intellectual property infringement claims; however, such claims may be covered under our traditional insurance policies. These policies contain terms, conditions and exclusions that make recovery for intellectual infringement claims difficult to guarantee. Any infringement claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, which could harm our competitive position, results of operations and financial condition.

Our software products are complex and may contain defects, which could harm our reputation, results of operations and financial condition.

              We market software products. These software products include OmniLinkRx, SecureVault, OmniRx, OptiFlex, SafetyMed, OmniBuyer and OmniGate. Although we perform extensive testing prior to releasing software products, these products may contain undetected errors or bugs when first released. These may not be discovered until the product has been used by customers in different application environments. Failure to discover product deficiencies or bugs could delay product introductions, require design modifications to previously shipped products, cause unfavorable publicity or negatively impact system shipments, any of which could harm our business, financial condition and results of operations.

Product liability claims against us could harm our competitive position, results of operations and financial condition.

              Our products provide medication management and supply chain solutions for the healthcare industry. Despite the presence of healthcare professionals as intermediaries between our products and patients, if our products fail to provide accurate and timely information or operate as designed, customers, patients or their family members could assert claims against us for product liability. Moreover, failure of healthcare facility employees to use our products for their intended purposes could result in product liability claims against us. For example, in February 2007, we were named as a defendant in a lawsuit filed by the family and estate of a deceased patient that alleges that defects in the design of one of our products contributed to the patient's death, which was allegedly caused by the administration of the wrong medication. Litigation with respect to liability claims, regardless of any outcome, could result in substantial cost to us, divert management's attention from operations and decrease market acceptance of our products. We possess a variety of insurance policies that include coverage for general commercial liability, technology errors and omissions liability. However, these policies may not be adequate against product liability claims. A successful claim brought against us, or any claim or product recall that results in negative publicity about us, could harm our competitive position, results of operations and financial condition. Also, in the event that any of our products are defective, we may be required to recall or redesign those products.

We may need additional financing in the future to meet our capital needs. This financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders.

              We intend to continue to expend substantial funds for research and development activities, product development, expansion of sales and marketing activities and the potential acquisition and integration of complementary products and businesses. As a consequence, in the future we may need to seek additional financing to meet our working capital needs and to finance capital expenditures, as well as to fund operations or potential acquisitions. We may be unable to obtain any desired additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully develop or enhance products, respond to competitive pressures or take advantage of acquisition opportunities, any of which could negatively affect our business. If we raise additional funds through the issuance of equity securities, our stockholders will experience dilution of their ownership interest. If we raise additional funds by issuing debt, we may be subject to limitations on our operations.

If our new product solutions do not achieve market acceptance, our sales and operating results will be affected.

              We occasionally introduce new products. Our ability to achieve our business goals is dependent in part on customer acceptance of these new products. We cannot assure you that we will be successful in marketing these products, that these products will compete effectively with similar products sold by our competitors or that the level of market acceptance of such products will be sufficient to generate expected revenues and synergies with our other products.

              Deployment of these new products often requires interoperability with other Omnicell products as well as with healthcare facilities' existing information management systems. If these products fail to satisfy these demanding technological objectives, our customers may be dissatisfied and we may be unable to generate future sales. Failure to establish a significant base of customer references will significantly reduce our ability to sell these products to additional customers.

We are dependent on technologies provided by third-party vendors.

              Some of our products incorporate technologies owned by third parties that are licensed to us for use, modification, and distribution. If we lose access to third-party technologies, or we lose the ongoing rights to modify and distribute these technologies with our products we will either have to devote resources to independently develop, maintain and support the technologies ourselves or transition to another vendor. Any independent development, maintenance or support of these technologies by us or the transition to alternative technologies could be costly, time consuming and could delay our product releases and upgrade schedules. These factors could negatively and materially affect our ability to market, sell or distribute our products and in turn our business and prospects.

Our international operations may subject us to additional risks that can adversely affect our operating results.

              We currently have operations outside of the United States, consisting primarily of software development and customer support through our India subsidiary. Our international operations subject us to a variety of risks, including:

  •
  the difficulty of managing an organization operating in various countries;

  •
  growing political sentiment against international outsourcing of support services and development;

  •
  reduced protection for intellectual property rights in some countries;

  •
  changes in regulatory requirements; the requirement to comply with a variety of international laws and regulations, including local labor ordinances and changes in tariff rates;

  •
  fluctuations in currency exchange rates and difficulties in transferring funds from certain countries; and

  •
  political unrest, terrorism and the potential for other hostilities in areas in which we have facilities.

              Our success depends, in part, on our ability to anticipate and address these risks. We cannot assure you that these or other factors will not adversely affect our business or operating results.

Government regulation of the healthcare industry could reduce demand for our products.

              While the manufacture and sale of our current products are not regulated by the United States Food and Drug Administration, or FDA, or the Drug Enforcement Administration, or DEA, these products, or our future products, if any, may be regulated in the future by these or other federal agencies due to future legislative and regulatory initiatives or reforms. Direct regulation of our business and products by FDA, DEA or other federal agencies could reduce the demand for our products and reduce our revenues. In addition, healthcare providers and facilities that use our equipment and dispense controlled substances are subject to regulation by DEA. The failure of these providers and facilities to comply with DEA requirements, including the Controlled Substances Act and its implementing regulations, could reduce demand for our products and harm our competitive position, results of operations and financial condition. Pharmacies are regulated by individual state boards of pharmacy that issue rules for pharmacy licensure in their respective jurisdictions. State boards of pharmacy do not license or approve our medication and supply dispensing systems; however, pharmacies using our equipment are subject to state board approval. The failure of such pharmacies to meet differing requirements from a significant number of state boards of pharmacy could decrease demand for our products and harm our competitive position, results of operations and financial condition. Similarly, hospitals must be accredited by the Joint Commission on Accreditation of Healthcare Organizations, or JCAHO, in order to be eligible for Medicaid and Medicare funds. JCAHO does not approve or accredit medication and supply dispensing systems; however, disapproval of our customers' medication and supply dispensing management methods and their failure to meet JCAHO requirements could decrease demand for our products and harm our competitive position, results of operations and financial condition.

              While we have implemented a Privacy and Use of Information Policy and adhere to established privacy principles, use of customer information guidelines and related federal and state statutes, we cannot assure you that we will be in compliance with all federal and state healthcare information privacy and security laws that we are directly or indirectly subject to, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, or HIPAA. Among other things, this legislation required the Secretary of Health and Human Services, or HHS, to adopt national standards governing the conduct of certain electronic health information transactions and protecting the privacy and security of personally identifiable health information maintained or transmitted by "covered entities," which include pharmacies and other healthcare providers with which we do business. The standards adopted to date include, among others, the "Standards for Privacy of Individually Identifiable Health Information," which restrict the use and disclosure of personally identifiable health information by covered entities, and the "Security Standards," which require covered entities to implement administrative, physical and technical safeguards to protect the integrity and security of certain electronic health information. While we are not directly regulated as a covered entity under HIPAA, we are a "business associate" to many of our customers that are covered entities. Many of these customers have required that we enter into written agreements governing the way we handle and safeguard any patient information we may encounter in providing our products and services and may impose liability on us for failure to meet our contractual obligations. A number of states have also enacted privacy and security statutes and regulations that, in some cases, are more stringent than HIPAA and may apply directly to us. If our past or present operations are found to violate any of these laws, we may be subject to fines, penalties and other sanctions. In addition, we cannot predict the potential impact of future HIPAA standards and other federal and state privacy and security laws that may be enacted at any time on our customers or on us. These laws could restrict the ability of our customers to obtain, use or disseminate patient information, which could reduce the demand for our products or force us to redesign our products in order to meet regulatory requirements.

Our headquarters and principal facilities are located near known earthquake fault zones, and the occurrence of an earthquake or other natural disaster or any other catastrophic event could cause damage to our facilities and equipment, which could require us to cease or curtail operations.

              Our headquarters and principal facilities are located near known earthquake fault zones and are vulnerable to significant damage from earthquakes. We are also vulnerable to damage from other types of disasters, including fires, floods, power loss, communications failures and similar events, including the effects of war or acts of terrorism. If any disaster were to occur, our ability to operate our business at our facilities could be seriously or completely impaired or destroyed. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

Risks Related to Our Common Stock

If the market price of our common stock continues to be highly volatile, the value of your investment in our common stock may decline.

              During the year ended December 31, 2006, our common stock traded between $10.31 and $20.57 per share. The market price for shares of our common stock has been and may continue to be highly volatile. In addition, our announcements or external events may have a significant impact on the market price of our common stock. These announcements or external events may include:

  •
  our operating results;

  •
  developments in our relationships with corporate customers;

  •
  changes in the ratings of our common stock by securities analysts;

  •
  announcements by us or our competitors of technological innovations or new products; or

  •
  general economic and market conditions.

              Furthermore, the stock market as a whole from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for technology companies. These broad market fluctuations may cause the market price of our common stock to decline irrespective of our performance. In addition, sales of substantial amounts of our common stock in the public market could lower the market price of our common stock.

As a new investor, you will incur substantial dilution as a result of this offering and as a result, our stock price could decline.

              The offering price will be substantially higher than the net tangible book value per share of our outstanding common stock. As a result, based on our capitalization as of March 31, 2007, investors purchasing common stock in this offering will incur immediate dilution of $16.20 per share, based on the offering price of $21.50 per share. The exercise of outstanding options and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, will also result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock due to an increased number of shares available for sale in the market.

Anti-takeover provisions in our charter documents, our stockholders' rights plan and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

              We are incorporated in Delaware. Certain anti-takeover provisions of Delaware law and our charter documents as currently in effect may make a change in control of our company more difficult, even if a change in control would be beneficial to the stockholders. Our anti-takeover provisions include provisions in our certificate of incorporation providing that stockholders' meetings may only be called by the board of directors and provisions in our bylaws providing that the stockholders may not take action by written consent and requiring that stockholders that desire to nominate any person for election to the board of directors or to make any proposal with respect to business to be conducted at a meeting of our stockholders be submitted in appropriate form to our Secretary within a specified period of time in advance of any such meeting. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors may use these provisions to prevent changes in the management and control of our company. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

              In February 2003, our Board of Directors adopted a stockholder rights plan that may have the effect of discouraging, delaying or preventing a change in control of our company that is beneficial to our stockholders. Pursuant to the terms of the plan, when a person or group, except under certain circumstances, acquires 15% or more of our outstanding common stock (other than two current stockholders and their affiliated entities, which will not trigger the rights plan unless they acquire beneficial ownership of 17.5% and 22.5% or more, respectively, of our outstanding common stock) or ten business days after commencement or announcement of a tender or exchange offer for 15% or more of our outstanding common stock, the rights (except those rights held by the person or group who has acquired or announced an offer to acquire 15% or more of our outstanding common stock) would generally become exercisable for shares of our common stock at a discount. Because the potential acquiror's rights would not become exercisable for our shares of common stock at a discount, the potential acquiror would suffer substantial dilution and may lose its ability to acquire us. In addition, the existence of the plan itself may deter a potential acquiror from acquiring us. As a result, either by operation of the plan or by its potential deterrent effect, a change in control of our company that our stockholders may consider in their best interests may not occur.

Our management will have broad discretion in how we use the net proceeds of this offering.

              We have not determined the specific allocation of the net proceeds from this offering. Our management will have broad discretion over the use and investment of the net proceeds, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning management's specific intentions. Our management may spend a portion or all of the net proceeds in ways that our securityholders may not desire or that may not yield a favorable return. The failure of our management to apply the net proceeds from this offering effectively could harm our business, financial condition and results of operations.

USE OF PROCEEDS

              We expect to receive approximately $78.5 million from the sale of our common stock in this offering, or $90.4 million if the underwriters exercise their overallotment option in full, based on the offering price of $21.50 per share, and after deducting the underwriting discount and estimated offering expenses payable by us.

              We intend to apply the net proceeds of the offering towards: potential licenses and acquisitions of complementary technologies, products and companies; general corporate purposes; and working capital. We have discussions from time to time regarding potential acquisitions and licensing opportunities. Although we may use a portion of the net proceeds for this purpose, we currently have no agreements or commitments in this regard. Our board of directors, in its sole discretion, may reallocate our use of proceeds. The timing and amount of our actual expenditures will be based on many factors including the amount of cash generated or used by our operations, the status of our product development efforts and the availability of complementary technologies and licenses.

              Until we use the net proceeds of this offering, we intend to invest the funds in investment-grade, interest-bearing securities.

PRICE RANGES OF COMMON STOCK

              Our common stock is quoted on the NASDAQ Global Market under the symbol "OMCL." The following table shows the high and low sale prices for our common stock as reported by the NASDAQ Global Market during the periods indicated.

	High	Low
Fiscal Year Ending December 31, 2007
Second Quarter (April 1, 2007 to May 22, 2007)	$24.96	$19.77
First Quarter	$21.97	$16.20
	High	Low
Fiscal Year Ended December 31, 2006
Fourth Quarter	$20.57	$16.50
Third Quarter	$19.32	$12.94
Second Quarter	$14.90	$10.31
First Quarter	$12.80	$10.48
	High	Low
Fiscal Year Ended December 31, 2005
Fourth Quarter	$12.36	$8.95
Third Quarter	$11.60	$7.89
Second Quarter	$9.45	$5.95
First Quarter	$11.21	$5.62

              The last reported sale price of our common stock on the NASDAQ Global Market on May 22, 2007 was $22.03 per share. As of April 30, 2007, there were 212 holders of record of our common stock.

DIVIDEND POLICY

              We have never declared or paid any dividends on our capital stock. We currently intend to retain any future earnings to finance operations and the expansion of our business and do not intend to declare or pay cash dividends on our capital stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, current and anticipated cash needs, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant.

CAPITALIZATION

              The following table sets forth our cash, cash equivalents and capitalization as of March 31, 2007:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to our issuance and sale of 3,900,000 shares of common stock in this offering at the public offering price of $21.50 per share, after deducting the underwriting discount and the estimated offering expenses payable by us.

	As of March 31, 2007
	Actual	As Adjusted
	(unaudited) (in thousands, except for share and per share data)
Cash and cash equivalents	$64,669	$143,180

Stockholders' equity:
Preferred stock, $0.001 par value per share, 5,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted
Common stock, par value $0.001 per share, 50,000,000 shares authorized; 29,032,683 shares issued and outstanding, actual and 32,932,683 shares issued and outstanding, as adjusted	$29	$33
Additional paid-in capital	170,127	248,634
Accumulated deficit	(69,421)	(69,421)

Total stockholders' equity	100,735	179,246

Total capitalization	$100,735	$179,246

              The number of shares of our common stock in the table above excludes:

  •
  5,150,834 shares of our common stock issuable upon exercise of outstanding options issued under our equity incentive plans at a weighted average exercise price of $10.94 per share as of March 31, 2007;

  •
  105,000 shares of our common stock issuable upon vesting of outstanding restricted stock unit awards issued under our equity incentive plans as of March 31, 2007; and

  •
  the exercise of the underwriters' overallotment option in the offering.

DILUTION

              Our net tangible book value on March 31, 2007 was $95.9 million, or approximately $3.30 per share. "Net tangible book value" is total assets minus the sum of liabilities and intangible assets. "Net tangible book value per share" is net tangible book value divided by the total number of shares of common stock outstanding.

              Net tangible book value dilution per share to new investors in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale of 3,900,000 shares of our common stock in this offering at the offering price of $21.50 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value as of March 31, 2007 would have been $5.30 per share. This amount represents an immediate increase in net tangible book value of $2.00 per share to existing stockholders and an immediate dilution in net tangible book value of $16.20 per share to purchasers of common stock in this offering, as illustrated in the following table:

Public offering price per share		$21.50
Net tangible book value per share as of March 31, 2007	$3.30
Increase per share attributable to this offering	$2.00
As-adjusted net tangible book value per share after this offering	$5.30
Dilution per share to new investors		$16.20

              If the underwriters exercise in full their overallotment option to purchase additional shares at the public offering price of $21.50 per share, the as-adjusted net tangible book value as of March 31, 2007 after giving effect to this offering would increase to $5.56 per share, and the dilution to new investors in this offering would be $15.94 per share.

              This table excludes 105,000 shares of our common stock issuable upon vesting of restricted stock unit awards and assumes that there is no exercise of any of the options to purchase 5,150,834 shares of common stock at a weighted average exercise price of $10.94 per share outstanding as of March 31, 2007. If any of these options are exercised, new investors in this offering could experience additional dilution.

SUMMARY CONSOLIDATED FINANCIAL DATA

              We have derived the following summary consolidated financial data for the years ended December 31, 2006, 2005 and 2004 from our audited financial statements incorporated by reference in this prospectus supplement. The summary consolidated statements of operations data and cash flow data for the three months ended March 31, 2007 and 2006 and the summary consolidated balance sheet data as of March 31, 2007 have been derived from our unaudited financial statements incorporated by reference in this prospectus supplement. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary consolidated financial data set forth below should be read together with our consolidated financial statements and the related notes to those statements incorporated by reference in this prospectus supplement, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus supplement. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement entitled "Incorporation of Certain Documents by Reference" and the section of the accompanying prospectus entitled "Where You Can Find Additional Information."

	Year ended December 31,			Three months ended March 31,
	2006	2005	2004	2007	2006
				(unaudited)
	(in thousands, except per share amounts)
Summary Consolidated Statements of Operations Data
Revenues:
Product revenues	$123,196	$95,292	$100,856	$40,241	$26,472
Service and other revenues	31,514	26,226	23,083	7,920	7,665

Total revenues	154,710	121,518	123,939	48,161	34,137
Cost of revenues:
Cost of product revenues	56,338	44,714	43,032	18,741	12,179
Cost of service and other revenues	12,851	9,794	9,001	4,178	3,305

Total cost of revenues	69,189	54,508	52,033	22,919	15,484

Gross profit	85,521	67,010	71,906	25,242	18,653

Operating expenses:
Research and development	11,222	9,611	9,105	3,385	2,655
Selling, general and administrative	65,043	59,698	52,083	18,363	15,265
Restructuring, facility and severance charges	—	406	171	—	—

Total operating expenses	76,265	69,715	61,359	21,748	17,920

Income (loss) from operations	9,256	(2,705)	10,547	3,494	733
Net interest income, interest expense and other income	1,913	651	379	747	343
Provision for income taxes	(804)	(20)	(324)	(276)	(60)

Net income (loss)(1)	$10,365	$(2,074)	$10,602	$3,965	$1,016

Net income (loss) per share:
Basic	$0.38	$(0.08)	$0.43	$0.14	$0.04

Diluted	$0.36	$(0.08)	$0.38	$0.13	$0.04

Shares used in per shares calculations:
Basic	27,345	25,906	24,849	28,736	26,442

Diluted	28,902	25,906	27,720	30,568	27,795

(1)
Net income (loss) from operations includes the following items:

	Year ended December 31,			Three months ended March 31,
	2006	2005	2004	2007	2006
				(unaudited)
	(in thousands)
Share-based compensation	$8,129	$—	$70	$2,657	$2,166
	Year ended December 31,			Three months ended March 31,
	2006	2005	2004	2007	2006
				(unaudited)
	(in thousands)
Summary Consolidated Cash Flow Data
Cash flow from operating activities:
Depreciation and amortization	$3,717	$4,199	$4,085	$873	$1,036
Share-based compensation	$8,129	$—	$70	$2,657	$2,166
Other	$7,661	$(6,057)	$(8,457)	$(3,720)	$101

Net cash provided by (used in) operating activities	$19,507	$(1,858)	$(4,302)	$(190)	$3,303
Net cash provided by (used in) investing activities	$(3,798)	$8,347	$(8,379)	$(673)	$(1,209)
Net cash provided by financing activities	$15,611	$3,565	$7,664	$4,676	$2,223
	As of December 31,
				As of March 31, 2007
	2006	2005	2004
				(unaudited)
	(in thousands)
Summary Consolidated Balance Sheet Data
Cash and cash equivalents	$60,856	$29,536	$19,482	$64,669
Working capital	$76,290	$47,514	$44,129	$87,102
Total assets	$154,630	$100,428	$99,491	$157,920
Long-term deferred service revenue, net of current portion	$10,083	$9,867	$8,416	$11,816
Other long-term liabilities	$995	$1,542	$3,741	$738
Total stockholders' equity	$89,996	$55,238	$53,697	$100,735

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              The following discussion and analysis should be read in conjunction with our financial statements and related notes incorporated by reference in this prospectus supplement. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under the section of this prospectus supplement entitled "Risk Factors" and elsewhere in this prospectus supplement and in the accompanying prospectus.

Overview

              Our healthcare automation solutions are designed to enable healthcare facilities to acquire, manage, dispense and administer medications and medical-surgical supplies, and are intended to enhance patient safety, reduce medication errors, improve workflow and increase operational efficiency. When used in combination, our products and services provide healthcare facilities with a comprehensive solution designed to enhance patient safety and improve operational efficiency.

              We sell our medication dispensing and supply automation systems primarily in the United States. Our sales force is organized by geographic region in the United States and Canada. We also sell through distributors in Asia, Australia, Europe, the Middle East and South America. In 2006, we manufactured the majority of our systems in our California facility and our refurbishment and spare parts activities were conducted in our Illinois facility. In November 2006, we began manufacturing sub-assemblies at a single-source manufacturing supplier to provide increased manufacturing capacity. We also increased our inventory levels, allowing for greater levels of installations. In 2005, we established a subsidiary in India, Omnicell Corporation (India) Private Limited. This subsidiary is focused on software product development and customer support. A substantial number of our U.S. employees involved in sales, customer support and installation work remotely.

              In general, we recognize revenue when our medication dispensing and supply automation systems are installed. Installation generally takes place six to nine months after our systems are ordered. The installation process at our customers' sites includes internal procedures associated with large capital expenditures and additional time associated with adopting new technologies. Given the length of time necessary for our customers to plan for and complete their acceptance of the installation of our systems, our focus is on shipping products based on the installation dates requested by our customers and working at the customer's pace. The amount of revenue recognized in future periods may depend on, among other things, the terms and timing of lease contract renewals, additional product sales and the size of such transactions. We believe that future revenue will be affected by the competitiveness of our products and services. We generate substantially all of our revenues in the United States.

              Our business grew substantially, from $121.5 million of revenue in 2005 to $154.7 million of revenue in 2006, and from $34.1 million of revenue in the first three months of 2006 to $48.2 million of revenue in the first three months of 2007. We believe that three factors were primarily responsible for this growth:

  •
  We have continued to differentiate ourselves through a strategy intended to achieve superior customer satisfaction;

  •
  We have delivered products with differentiated features that are designed to appeal to nurses and pharmacists; and

  •
  The market environment of increased patient safety awareness and increased regulatory control has driven automation to be a priority in healthcare facilities' capital budgets.

              In addition to our revenue growth during 2006, our product backlog grew from $69.6 million at December 31, 2005 to $114.3 million at December 31, 2006 and to $120.5 million at March 31, 2007 as customer orders for our products grew at a faster rate than we were able to install. Product backlog is the dollar value of medication and supply dispensing systems that have shipped to customers but are not yet installed at the customer site, plus the dollar value of such systems that have not shipped but for which we have purchase orders and which we believe will install and bill within one year. Our customers require well-planned installations that provide them with a minimal amount of disruption. Installations, which coincide with full delivery of our obligations to our customers and therefore represent our point of revenue recognition, can take place anywhere from one week to 12 months or longer after an order is received for our products. Given our customers' often lengthy installation schedules, we believe our current backlog level is appropriate for our industry and that the increase in backlog is an indicator of the success of our products in the marketplace and the increased attention we have given to carefully planning installations at large institutions and at new customer sites.

              We believe that our overall business strategies are a key component to our success in achieving market acceptance of our products and services. These key strategies include:

  •
  Delivering solutions that are designed to provide superior customer satisfaction by:

  •
  Proactively anticipating and meeting customer needs;

  •
  Listening carefully to our customers prospective issues; and

  •
  Meeting and exceeding our customers' installation and support needs; and

  •
  Sustaining technological leadership in the development of our products by:

  •
  Consistently innovating in our product and service offerings; and

  •
  Maintaining our flexibility in customer product design and in the installation process.

              In order to implement these strategies during 2006 and the first quarter of 2007, we:

  •
  Increased our staff during the year to meet customer demand for products, installation and customer support;

  •
  Initiated a strategy to manufacture sub-assemblies at manufacturing supplier locations, providing us the potential for increased manufacturing capacity, increased flexibility and reduced demands on working capital;

  •
  Increased our inventory levels, primarily in finished goods awaiting installation;

  •
  Increased the staffing at our subsidiary in India to take advantage of the large local talent pool, to improve our cost structure and to provide more resources to our customers;

  •
  Recruited technology and healthcare industry veterans to lead several significant functional areas of our business, including research and development, manufacturing, marketing and strategy and general and administrative functions; and

  •
  Placing increased emphasis on the integration of prior acquisitions to provide customers with higher level of technology integration in our product offerings.

              In the three months ended March 31, 2007, we used $0.2 million of cash from operating activities due to the utilization of advance payments from customers, combined with overall increases in accounts receivable balances due to continued growth in our revenues and primarily offset by net income.

              In 2006, we generated positive cash flow from operations because our expenses grew at a slower pace than the overall growth in our revenues and working capital from operations. Additionally, no substantial investments in plant and equipment were needed. We recorded cash flow from operations of $19.5 million for the year ended December 31, 2006 and had a cash and cash equivalents balance as of December 31, 2006 of $60.9 million. In 2005, net cash used in operations was $1.9 million and we had a cash and cash equivalents balance as of December 31, 2005 of $29.5 million.

              Our ability to grow revenue and produce positive cash flow is dependent on our ability to continue to attract orders from customers, the volume of installations we are able to complete, our ability to access customer installation sites on a timely basis and our flexibility in manpower allocations among customers to complete installations on a timely basis.

              The growth we have experienced has also required a substantial growth in our headcount. During 2006, we hired new staff members at all of our sites and in our field-based organizations. Our full-time employee headcount grew 21.8% to 626 at December 31, 2006 from 514 at December 31, 2005, and at March 31, 2007 was 638.

Internal Control over Financial Reporting

              In the year ended December 31, 2006, we identified one material weakness in our internal control over financial reporting as of that date, related to our financial reporting process. Controls pertaining to the timely review of reconciliations and account balances performed during the preparation of our financial statements were not effective, impacting a number of accounts including lease receivables, prepaid and other current assets, inventories, accrued liabilities, product revenue and share-based compensation. The largest error was interest income associated with leases, resulting in a revision of quarterly financial data for 2006. We recorded the adjustments associated with these errors in the consolidated financial statements for the year ended December 31, 2006 contained in our Annual Report on Form 10-K, which was filed with the SEC on March 23, 2007.

              Our management believes that actions that we have taken since December 31, 2006 and additional actions that we have begun taking and will continue to take in 2007 will address the material weakness in our internal control over financial reporting noted above. We are currently in the process of taking the following actions to remedy this material weakness:

  •
  adding additional reconciliations and recalculations of our lease receivable data;

  •
  continuing to strengthen our personnel through training of existing staff and hiring additional qualified personnel;

  •
  defining roles and responsibilities throughout our accounting and finance organization; and

  •
  improving processes and procedures to ensure timely reconciliations of all major balance sheet items.

              Notwithstanding the material weakness mentioned above, we believe that our consolidated financial statements incorporated by reference in this prospectus supplement fairly represent our consolidated financial position as of, and our consolidated results of operations for the year ended, December 31, 2006, and our consolidated financial position as of, and our consolidated results of operations for the three months ended, March 31, 2007.

Critical Accounting Policies and Estimates

              Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We regularly review our estimates and assumptions, which are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions. We believe that the following critical accounting policies are affected by significant judgments and estimates used in the preparation of our consolidated financial statements:

              Revenue recognition.    Our products are integrated with software that is essential to the functionality of our equipment. Additionally, we provide unspecified upgrades and enhancements related to our integrated software through our maintenance contracts for most of our products. Accordingly, we account for revenue in accordance with Statement of Position No. 97-2, "Software Revenue Recognition," and all related interpretations. For arrangements with multiple elements, we allocate revenue to each element using the residual method based on vendor-specific objective evidence, or VSOE, of the undelivered elements. VSOE of fair value of the undelivered elements is based on the price charged when the element is sold separately.

              Post-installation technical support, such as phone support, on-site service, parts and access to software upgrades, when and if available, is provided by us under separate support services terms. We recognize revenue for support services ratably over the related support services contract period.

              We recognize revenue when the earnings process is complete, based upon our evaluation of whether the following four criteria have been met:

  •
  Persuasive evidence of an arrangement. We use signed customer contracts and signed customer purchase orders as evidence of an arrangement for leases and sales. For service engagements, we use a signed services agreement and a statement of work to evidence an arrangement.

  •
  Product delivery. Software and hardware delivery is deemed to occur upon successful installation and receipt of a signed and dated customer confirmation of installation letter providing evidence that we have delivered what the customer ordered. Product delivery is deemed to have occurred upon receipt of a signed and dated customer confirmation letter in instances of a customer self-installed installation.

  •
  Fee is fixed or determinable. We assess whether a fee is fixed or determinable at the outset of the arrangement based on the payment terms associated with the transaction. We have established a history of collecting under the original contract without providing concessions on payments, products or services.

  •
  Collection is probable. We assess the probability of collecting from each customer at the outset of the arrangement based on a number of factors, including the customer's payment history and its current creditworthiness. If, in our judgment, collection of a fee is not probable, we defer the revenue until the uncertainty is removed, which generally means revenue is recognized upon our receipt of cash payment. Our historical experience has been that collection from our customers is generally probable.

              We recognize sales on shipment to distributors since we do not allow for rights of return. In general, for sales not requiring our installation or modification, we recognize sales on shipment of products to our customers. We separately sell training and professional services which are not part of multiple-element arrangements and not integral to the performance of our systems. We recognize revenue on training and professional services as they are performed. VSOE of training and of professional services is based on the price paid when sold separately.

              A portion of our sales is made through multi-year lease agreements. We generally sell our non-U.S. government leases to third-party leasing finance companies on a non-recourse basis and recognize revenue on these leases at the net present value of the lease payment stream. We exclude from revenues amounts paid to us for a new sale that relate to the termination of an existing lease. Generally, we have no obligation to the leasing company once the lease is sold. Some of our lease sales, mostly those relating to U.S. government hospitals, are retained in-house as sales-type leases which we account for in accordance with SFAS No. 13, "Accounting for Leases." We recognize revenues on sales-type leases at completion of our installation obligation, if any, and at the beginning of the non-cancelable payment terms. The revenue recognized is calculated at the net present value of the future payment stream. Interest income in sales-type leases is recognized in product revenue using the interest method.

              Provision for reserves.    We continually monitor and evaluate the collectability of our trade receivables and our net investment in sales-type leases based on a combination of factors. We record specific allowances for doubtful accounts when we become aware of a specific customer's inability to meet its financial obligation to us, such as in the case of bankruptcy filings or deterioration of financial position. Estimates are used in determining our allowances for all other customers based on factors such as current trends, the length of time the receivables are past due and historical collection experience.

              Valuation and impairment of goodwill, purchased intangible assets and other long lived assets.    Our accounting for goodwill and intangible assets complies with SFAS No. 142, "Goodwill and Other Intangible Assets." Significant management judgment is required in determining the expected useful lives of the assets.

              We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the undiscounted future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. We review long-lived assets and certain goodwill and purchased intangible assets, for impairment whenever events or changes in circumstances indicate that we will not be able to recover the asset's carrying amount in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Recoverability of an asset is measured by comparing its carrying amount to the expected future undiscounted cash flows expected to result from the use and eventual disposition of that asset, excluding future interest costs that would be recognized as an expense when incurred. Any impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. Significant management judgment is required in:

  •
  identifying a triggering event that arises from a change in circumstances;

  •
  forecasting future operating results; and

  •
  estimating the proceeds from the disposition of long-lived or intangible assets.

              In future periods, material impairment charges could be necessary should different conditions prevail or different judgments be made.

              Inventory.    Inventories are stated at the lower of cost (utilizing standard costs, which approximate the first-in, first-out method) or market. We routinely assess our on-hand inventory for timely identification and measurement of obsolete, slow-moving or otherwise impaired inventory. We write-down inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and the estimated market value based on assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than we projected, additional inventory write-downs may be required.

              Valuation of share-based awards.    In 2006, we adopted SFAS No. 123(R) and selected a "modified prospective" transition method using the Black-Scholes-Merton option-price method for determining and for recording the fair value of share-based awards compensation costs. We estimate the fair value of our employee stock awards at the date of grant using of certain subjective assumptions, such as expected volatility, which is based on the historical market price of our stock, and the expected term of the awards, which is based on our historical experience of employee stock option exercises including forfeitures. The valuation assumptions we use in estimating the fair value of employee share-based awards may change in future periods. We recognize the fair value of awards over the vesting period or the requisite service period.

              Accounting for taxes on income.    We provide for the effect of income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," or SFAS No. 109. Under SFAS No. 109, income tax expense (benefit) is recognized for the amount of taxes payable or refundable for the current year and for deferred tax assets and liabilities for the tax consequences of events that have been recognized in an entity's financial statements or tax returns.

              We must make significant assumptions, judgments and estimates to determine our current provision for income taxes, our deferred tax assets and liabilities and any valuation allowance to be recorded against our deferred tax assets. Our judgments, assumptions and estimates relating to the current provision for income taxes take into account current tax laws, our interpretation of current tax laws and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. Changes in tax laws or our interpretation of tax laws and developments in current and future tax audits could significantly impact the amounts provided for income taxes in our results of operations, financial position or cash flows. Our assumptions, judgments and estimates relating to the value of our net deferred taxes take into account predictions of the amount and category of future taxable income from potential sources including tax planning strategies that would, if necessary, be implemented to prevent an unused loss carry forward or unused tax credit carry forward from expiring. Actual operating results and the underlying amount and category of income in future years could render our current assumptions, judgments and estimates of recoverable net deferred taxes inaccurate, thus materially affecting our results of operations and financial position.

              In the three months ended March 31, 2007, we adopted EITF Issue No. 06-2, "Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43," or EITF No. 06-2, which requires measurement of compensation costs associated with a sabbatical. We had previously expensed sabbatical costs as incurred. We recorded a cumulative-effect adjustment of $0.5 million to the opening balance of retained earnings as of January 1, 2007. As required by EITF No. 06-2, beginning in 2007, we recorded compensation costs associated with sabbatical leave for all employees. These costs totaled $0.1 million in the quarter ended March 31, 2007.

              In the three months ended March 31, 2007, we adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of SFAS 109," or FIN 48, which requires recognition of a tax position in our financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. We recorded a cumulative-effect adjustment of $0.1 million to the opening balance of retained earnings as of January 1, 2007.

Newly Issued Accounting Standards Not Yet Adopted

              In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," or SFAS No. 159, which permits entities to voluntarily choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective beginning January 1, 2008. We are currently evaluating the impact of SFAS No. 159 on our consolidated statements of financial position, results of operations and cash flows.

              In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements," or SFAS No. 157, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. We are in the process of adopting the provisions of SFAS No. 157. We are currently evaluating the impact of SFAS No. 157 on our consolidated statements of financial position, results of operations and cash flows.

Results of Operations

	Year ended December 31,			Three months ended March 31,
	2006	2005	2004	2007	2006
				(unaudited)
	(in thousands)
Revenues:
Product revenues	$123,196	$95,292	$100,856	$40,241	$26,472
Service and other revenues	31,514	26,226	23,083	7,920	7,665

Total revenues	154,710	121,518	123,939	48,161	34,137

Cost of revenues:
Cost of product revenues	56,338	44,714	43,032	18,741	12,179
Cost of service and other revenues	12,851	9,794	9,001	4,178	3,305

Total cost of revenues	69,189	54,508	52,033	22,919	15,484

Gross profit	85,521	67,010	71,906	25,242	18,653

Operating expenses:
Research and development	11,222	9,611	9,105	3,385	2,655
Selling, general and administrative	65,043	59,698	52,083	18,363	15,265
Restructuring, facility, severance charges and disposition of assets	—	406	171	—	—

Total operating expenses	76,265	69,715	61,359	21,748	17,920

Income (loss) from operations	9,256	(2,705)	10,547	3,494	733
Net interest income, interest expense and other income	1,913	651	379	747	343

Income (loss) before provision for income taxes	11,169	(2,054)	10,926	4,241	1,076

Provision for income taxes	804	20	324	276	60

Net income (loss)	$10,365	$(2,074)	$10,602	$3,965	$1,016

Product Revenues, Cost of Product Revenues and Gross Profit

              The table below shows our product revenues, cost of product revenues and gross profit for the years ended December 31, 2006, 2005, and 2004 and the quarters ended March 31, 2007 and 2006:

	Year ended December 31,			Three months ended March 31,
	2006	2005	2004	2007	2006
				(unaudited)
	(in thousands)
Product revenues	$123,196	$95,292	$100,856	$40,241	$26,472
Cost of product revenue	56,338	44,714	43,032	18,741	12,179

Gross profit	$66,858	$50,578	$57,824	$21,500	$14,293

    The three months ended March 31, 2007 as compared to the same period in 2006

              Product revenues for the three months ended March 31, 2007 increased $13.8 million, or 52.0% compared to the same period in 2006. This increase was primarily due to increased unit volume of sales of medication and supply automation systems and central pharmacy products from new customers and secondarily from additional unit volume sales across our entire product line to existing customers.

              Cost of product revenues for the three months ended March 31, 2007 increased by $6.6 million, or 53.9% from the same period in 2006. This increase was primarily due to a $4.3 million increase in direct material cost and manufacturing costs associated with increasing volume unit sales and with changes in our product mix, a $1.4 million increase in labor costs and a $0.4 million increase in each of small tools expense and allocated shared operating expenses.

              For the three months ended March 31, 2007, gross profit on product revenues increased $7.2 million, or 50.4% from the same period in 2006, primarily as a result of higher product revenues. Gross profit as a percentage of product revenues for the three months ended March 31, 2007 declined to 53.4% from 54.0% for the same period in 2006. This decrease was primarily due to lower margins associated with both the product mix sold and with sales to distributors.

    2006 compared to 2005

              Product revenues increased $27.9 million, or 29.3% in 2006 as compared to 2005. The increase in product revenue was primarily due to increased installations due to increased unit volume sales of medication and supply automation systems and central pharmacy products from existing customer relationships and increased unit volume sales across our entire product line from new customer relationships. New product features, the overall hospital medication safety regulatory environment, and an increased interest in automation products in hospitals contributed to these increases.

              Cost of product revenues increased by $11.6 million, or 26.0% in 2006 as compared to 2005. The increase was primarily due to a $5.4 million increase in direct material cost and manufacturing costs associated with increasing volume unit sales and with changes in our product mix, a $4.0 million increase in labor costs, including a $1.0 million share-compensation charge associated with SFAS No. 123(R), a $1.9 million increase in support expenses and a $2.7 million increase in the product cost of revenues associated with the current year shift of service staff costs previously associated with general and administrative expenses. These increases were partially offset by a $2.3 million decrease in standard costs in 2006, and by a $1.1 million cost of excess and obsolete inventory which occurred in 2005.

              Gross profit on product revenue increased by $16.3 million, or 32.2% in 2006 as compared to 2005 and gross profit as a percentage of product revenues for the year ended December 31, 2006 increased to 54.3% from 53.1% for the same period in 2005, primarily as a result of higher product revenues and improving margins due to changes in product mix and improved efficiencies and interest income recognized in association with our net investment in sales-type leases.

    2005 compared to 2004

              Product revenues decreased by $5.6 million, or 5.5% in 2005 as compared to 2004. The decrease in product revenues was due to decreased product installations due primarily to the realignment of our direct sales force dividing them into a product focused sales organization to bring more focus to our supply products offerings. This transition led to delays in customers placing orders and contributed to lower product installation revenues. In addition, we changed our business model to slow the pace of installations to improve the customer experience in working with us. This change led to a significant growth in product order backlog as customer demand rebounded during the remainder of 2005.

              Cost of product revenues increased by $1.7 million, or 3.9% in 2005 as compared to 2004. Cost of product revenues increased due to a higher mix of original equipment manufacturer product, the costs of which are relatively higher as a percent of revenue than product we manufacture ourselves, and a $1.1 million charge in 2005 associated with the write-off of end of product life for our SureMed products. This increase was partially offset by lower costs associated with our outsourcing strategy.

              Gross profit on product revenue declined $7.2 million, or 12.5% in 2005 as compared to 2004 primarily due to a $1.1 million write-off of end of product life for our SureMed products and a revenue decline associated with the realignment of our sales force. As a result, gross profit as a percentage of product revenue declined to 53.1% for the year ended December 31, 2005, as compared to 57.3% for the same period in 2004.

Service and Other Revenues, Cost of Service and Other Revenues and Gross Profit

              The table below shows our service and other revenues, cost of service and other revenues and gross profit for the years ended December 31, 2006, 2005, and 2004 and the quarters ended March 31, 2007 and 2006:

	Year ended December 31,			Three months ended March 31,
	2006	2005	2004	2007	2006
				(unaudited)
	(in thousands)
Service and other revenues	$31,514	$26,226	$23,083	$7,920	$7,665
Cost of service and other revenues	12,851	9,794	9,001	4,178	3,305

Gross profit	$18,663	$16,432	$14,082	$3,742	$4,360

    The three months ended March 31, 2007 as compared to the same period in 2006

              Service and other revenues include revenues from service and maintenance contracts and month-to-month lease revenue from rentals of automation systems. Service and other revenues for the three months ended March 31, 2007 increased by $0.3 million, or 3.3% from the same period in 2006. This increase was primarily due to the expansion of our installed base of automation systems and a resulting increase in number of support service contracts.

              Cost of service and other revenues for the three months ended March 31, 2007 increased by $0.9 million, or 26.4% from the same period in 2006. The increase was primarily due to a $0.5 million increase in salary and benefits costs in support of the expanded service base and a $0.3 million increase in allocated shared operating expenses.

              Gross profit on service and other revenues for the three months ended March 31, 2007 decreased $0.6 million, or 14.2% from the same period in 2006. Gross profit as a percentage of service and other revenues declined to 47.2% for the three months ended March 31, 2007, as compared to 56.9% for the same period in 2006. This decrease was due primarily to higher costs associated with the expansion of our installed base and a larger allocation of shared operating expenses.

    2006 compared to 2005

              Service and other revenues increased by $5.3 million, or 20.2% in 2006 as compared to 2005.

              Cost of service and other revenues increased by $3.1 million, or 31.2% in 2006 as compared to 2005. The increase was primarily due to $1.0 million increase in salary and benefits costs in support of the expanded service base, including a $0.2 million stock compensation charge associated with SFAS

No. 123(R) and a $2.1 million shift of service staff expenses previously associated with general and administrative expenses in 2006 compared to 2005.

              Gross profit on service and other revenues increased by $2.2 million, or 13.6% in 2006 as compared to 2005. Gross profit as a percentage of service and other revenues declined to 59.2% for the year ended December 31, 2006, as compared to 62.7% for the same period in 2005. Despite the increase in gross profit on service and other revenues, gross profit as a percentage of service and other revenue declined primarily due to year-over-year expansion in our installed base and a resulting increase in the number of support service contracts.

    2005 compared to 2004

              Service and other revenues increased by $3.1 million, or 13.6% in 2005 as compared to 2004. The increase in service and other revenues was primarily due to the increase in our installed base of automation systems combined with an increase in the number of multi-year payment term sales with service contracts.

              Cost of service and other revenues increased by $0.8 million, or 8.8% in 2005 as compared to 2004. The increase in cost of service and other revenues was due to costs associated with the growth of certain of our emerging product lines for installation and support services and for increased material costs used in supporting the installed base.

              Gross profit on service and other revenues was $16.4 million, or 62.7% of service and other revenues in 2005, compared to $14.1 million, or 61.0% of service and other revenues in 2004. This increase reflects a reduction in cost from the transition from an outsourced service model to an internal service organization which was completed in 2004.

Operating Expenses

	Year ended December 31,			Three months ended March 31,
	2006	2005	2004	2007	2006
				(unaudited)
	(in thousands)
Research and development	$11,222	$9,611	$9,105	$3,385	$2,655
Selling, general and administrative	65,043	59,698	52,083	18,363	15,265
Restructuring, facility and severance charges	—	406	171	—	—

Total operating expenses	$76,265	$69,715	$61,359	$21,748	$17,920

    The three months ended March 31, 2007 as compared to the same period in 2006

              Research and Development.    Research and development expenses for the three months ended March 31, 2007 increased by $0.7 million, or 27.5% from the same period in 2006. Research and development expenses declined as a percentage of total revenues, representing 7.0% and 7.8% of total revenues in the three months ended March 31, 2007 and 2006, respectively.

              The increase in research and development expenses was due mainly to a $0.7 million increase in labor costs based on an increase in headcount. We expect research and development expenses to grow due to planned additional spending to improve and enhance our existing technologies and to create new technologies in health care automation.

              Selling, General and Administrative.    Selling, general and administrative expenses for the three months ended March 31, 2007 increased by $3.1 million, or 20.3% from the same period in 2006.

Selling, general and administrative expenses declined as a percentage of total revenues, representing 38.1% and 44.7% of total revenues in the three months ended March 31, 2007 and 2006, respectively.

              In the three months ended March 31, 2007, the increase in selling, general and administrative expenses was primarily due to a $3.5 million increase in labor costs based on an increase in headcount, a $0.3 million increase in share-based compensation charges associated with SFAS No. 123(R) and a $0.3 million increase in freight costs in support of our higher production and sales. These increases were partially offset by a $0.7 million decrease in allocated shared operating expenses. The decrease in allocated shared operating expenses absorbed in selling, general and administrative expense is associated with a lower rate of headcount growth over rates experienced in other departments. We expect selling, general and administrative expenses to grow in absolute dollars as we continue to add headcount to support a greater unit volume of customer sales and installation of customer orders.

    2006 compared to 2005

              Research and Development.    Research and development expenses increased by $1.6 million, or 16.8% in 2006 as compared to 2005. Research and development expenses represented 7.3% and 7.9% of total revenues in 2006 and 2005, respectively.

              The increase in research and development expenses was due primarily to a $2.1 million increase in salary and benefits, other labor and recruiting costs, a $0.7 million increase in expenses related to share-based compensation charges associated with SFAS No. 123(R) and a $0.9 million increase in support costs related to increased headcount and higher research and development activity. These increases were partially offset by a $1.4 million decrease in outside services associated with software development and acquired technology costs in 2005.

              Selling, General and Administrative.    Selling, general and administrative expenses increased by $5.3 million, or 9.0% in 2006 as compared to 2005. Selling, general and administrative expenses represented 42.0% and 49.1% of total revenues in 2006 and 2005, respectively.

              In 2006, the increase in selling, general and administrative expenses was primarily due to a $9.0 million increase in salary and benefits costs, including a $6.3 million increase in share-based compensation charges associated with SFAS No. 123(R), a $1.6 million increase in GPO expenses associated with the higher sales volume, a $0.3 million increase in advertising expenses and a $0.9 million increase in travel expenses associated with increased support of the higher level of sales revenue. These increases were partially offset by a $2.1 decrease in costs associated with the expenses from prior year restructuring and by $4.4 million due to a shift of service staff costs previously associated with general and administrative departmental expenses to cost of product revenues and cost of service and other revenues.

              Restructuring and Facility Charges.    We did not incur any restructuring and facility charges in 2006. Restructuring and facility charges were $0.4 million in 2005.

    2005 compared to 2004

              Research and Development.    Research and development increased by $0.5 million, or 5.6% in 2005 compared to 2004. Research and development expenses represented 7.9% and 7.3% of total revenues in 2005 and 2004, respectively. The increase in research and development expense was due primarily to a $1.4 million decrease in outside services associated with software development and acquired technology costs in 2005, partially offset by reduction in costs associated with our beta site testing.

              Selling, General and Administrative.    Selling, general and administrative expenses increased by $7.6 million, or 14.6% in 2005 as compared to 2004. Selling, general and administrative expenses represented 49.1% and 42.0% of total revenues in 2005 and 2004, respectively. The increase in selling, general and administrative expenses was primarily due to approximately a $2.0 million increase in costs due to a higher level of sales headcount, $1.5 million in costs associated with a reduction in workforce, a $0.4 million charge for restructuring, an additional $1.2 million in the year-over-year increase in accounting, legal and regulatory compliance fees and a $0.6 million charge for the write-off of costs associated with abandoned acquisitions.

              Restructuring and Facility Charges.    Restructuring and facility charges were $0.4 million in 2005 and $0.2 million in 2004.

Income taxes

              We use the liability method for income taxes, whereby deferred tax assets and liabilities are determined based on differences between the bases of assets and liabilities for financial reporting and income tax purposes. Taxes are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. We make estimates and judgments in determining income tax expense.

	Year ended December 31,			Three months ended March 31,
	2006	2005	2004	2007	2006
				(unaudited)
	(in thousands)
Provision for income taxes	$804	$20	$324	$276	$60

              The income tax provision for the three months ended March 31, 2007 and 2006 consisted of both federal and state alternative minimum and other state taxes. Alternative minimum taxes apply due to utilization of net operating loss carry forwards which reduce our tax liabilities to minimum amounts. As a result, our effective tax rate for the three months ended March 31, 2007 was 5.6% and we estimate that our effective tax rate for 2007 will be 5.3%.

              As of December 31, 2006, we had approximately $37.9 million of deferred tax assets before valuation allowance. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets may not be realized. Realization of our deferred tax assets is dependent upon future earnings, if any. Due to our recent operating history, we concluded that it is more likely than not that the deferred tax assets will not be realized. Accordingly, we have provided a full valuation allowance against the deferred tax assets. In the event that these deferred tax assets are recognized in the future, income tax expense will be reduced by $28.0 million and $9.9 million will be credited to additional paid-in capital for the benefit associated with stock option deductions.

              Upon adoption of SFAS No. 123(R), we have elected to use the short form method to calculate the tax effects of stock-based compensation. Under the short form method, we use the cumulative effect of award grants to establish its hypothetical APIC pool related to the tax effects of the employee stock-based compensation "as if" we had adopted the recognition provisions of SFAS No. 123 since its effective date of January 1, 1995.

              Due to the adoption of SFAS No. 123(R), some exercises result in tax deductions in excess of previously recorded benefits based on the option value at the time of grant, or windfalls. We recognize windfall tax benefits associated with the exercise of stock options directly to stockholders' equity only when realized. Accordingly, deferred tax assets are not recognized for net operating loss carryforwards resulting from windfall tax benefits occurring from January 1, 2006 onward. A windfall tax benefit occurs when the actual tax benefit realized by the company upon an employee's disposition of a share-

based award exceeds the deferred tax asset, if any, associated with the award that the company had recorded.

Liquidity and Capital Resources

    Cash Flows for the three months ended March 31, 2007 and 2006

              We had cash and cash equivalents of $64.7 million at March 31, 2007 as compared to $60.9 million at December 31, 2006.

              Operating Activities.    Operating activities used $0.2 million of cash during the three months ended March 31, 2007, compared to $3.3 million of cash generated during the same period in 2006. Uses of cash from operating activities were utilization of $6.6 million in advance payment from customers. Other uses of cash were a $1.7 million increase in accounts receivable and a $1.8 million increase in service contract receivables which are reflective of our continued revenue growth and increases in our inventory in support of a higher installation base of $1.1 million. These uses of cash were primarily offset by net income of $4.0 million and non-cash share-based compensation expenses related to overall headcount increases of $2.7 million. Additional sources of operating cash included $1.5 million from continuing growth of deferred service revenue and a $3.5 million cash receipt due to inventory transfers we made to a third-party manufacturer we use to build several of our sub-assemblies.

              Investing Activities.    We used $0.7 million for investing activities during the three months ended March 31, 2007, compared to $1.2 million during the same period in 2006. Cash used in investing activities were lower in the first quarter of 2007 than in the same period in 2006 primarily due to lower investments in property and equipment and in use of cash related to intellectual property acquisitions.

              Financing Activities.    In the three months ended March 31, 2007, we generated $4.7 million of cash from financing activities compared to the $2.2 million of cash received from financing activities during the same period in 2006. This increase was due increased proceeds from exercises of stock options and sales under our employee stock purchase plan.

              As of March 31, 2007 we had $7.1 million in contractual commitments to third parties for non-cancelable operating leases, commitments to contract manufacturers and suppliers and other purchase commitments. See Note 11, "Commitments and Contingencies," to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2007 for further information with respect to these commitments.

    Cash Flows for the years ended December 31, 2006 and 2005

              We had cash and cash equivalents of $60.9 million at December 31, 2006, as compared to $29.5 million at December 31, 2005.

              Operating activities generated $19.5 million of cash during the year ended December 31, 2006. Significant contributors to the generation of cash from operations were net income of $10.4 million, non-cash adjustments to income for share-based compensation charges associated with SFAS No. 123(R) of $8.1 million, depreciation and amortization charges of $3.7 million, provision for excess and obsolete inventories of $2.6 million, increases in accrued compensation of $2.9 million, advance customer deposits of $9.6 million, accounts payable of $1.8 million, deferred service revenue $1.2 million, deferred gross profit of $6.0 million and accrued liabilities of $0.5 million. These were partially offset by increases in accounts receivable of $7.2 million, inventory of $4.4 million, prepaid expenses of $4.5 million, other current assets of $5.7 million and net investment in sales-type leases of $6.3 million. We used $2.3 million of cash for operating activities in 2005.

              We used $3.8 million of cash for investing activities during the year ended December 31, 2006. We purchased $3.1 million in property and equipment and acquired $0.6 million in intellectual property. Net cash provided by investing activities was $8.7 million for the year ended December 31, 2005.

              We generated $15.6 million and $3.6 million of cash from exercises of stock options and sales under our employee stock purchase plan during the years ended December 31, 2006 and 2005, respectively.

              As of December 31, 2006 we had $7.8 million in contractual commitments to third parties for non-cancelable operating leases, commitments to contract manufacturers and suppliers and other purchase commitments. See Note 13, "Commitments and Contingencies," to our consolidated financial statements included in our Annual Report filed on Form 10-K for the year ended December 31, 2006 for information with respect to these commitments.

              We believe our current cash balances, cash flows generated by operations and the net proceeds from this offering will be sufficient to satisfy our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may be required or choose to raise additional capital through the public equity market, private financings, collaborative arrangements or debt. If we raise additional capital through the issuance of equity or securities convertible into equity, our stockholders may experience dilution and such securities may have rights, preferences or privileges senior to those of the holders of our common stock. Additional financing may not be available to us on favorable terms, if at all. If we are unable to obtain financing, or to obtain it on acceptable terms, we may be unable to execute our business plan.

Off-Balance Sheet Arrangements

              At March 31, 2007, we had no off-balance sheet arrangements as defined under Regulation S-K 303(a)(4) of the Securities Exchange Act of 1934, as amended, and the instructions thereto.

BUSINESS

Overview

              We are a leading provider of medication control and patient safety solutions for acute care health facilities. Over 1,000 hospitals have installed our automated hardware/software solutions for controlling, dispensing, acquiring, verifying and tracking medications and medical/surgical supplies. We have designed our products to enable healthcare professionals to improve patient safety through reduced medication errors and improved administrative controls and medical safety, while simultaneously improving workflow and increasing operational efficiency. Our products are designed to allow nurses, pharmacists and other clinicians to spend more time on patient care while at the same time providing confirmation that the right patients are receiving the right medication, at the right time, in the right dose, via the right route.

              The medical industry has become increasingly aware that the human element of patient care inevitably creates the risk of medication administration errors. The Institute of Medicine, a non-profit, non-governmental arm of the National Academies, estimates that 1.5 million medication errors are made each year in the United States. Acute care facilities are facing increasing medical safety regulatory controls that we believe manual tracking systems cannot adequately support. Nursing shortages add an additional challenge to acute care facilities to meet regulatory controls and improve patient safety while still providing adequate patient care. We provide solutions to help hospitals address these problems.

              Our systems provide a comprehensive medication control and dispensing solution starting from the point of entry into the hospital, through the central pharmacy, to the nursing station and, ultimately, to the patient's bedside. Our solutions utilize advanced, software-based medication control and tracking algorithms that interact with hardware security features, resulting in a system that provides safety controls to both the pharmacist and the nurses. By providing barcode verification at every step of the medication administration process, our systems afford comprehensive contact of these medications from entry into the hospital through their administration to a patient. Similar to our medication solutions, our medical and surgical supply systems provide acute care control over consumable supplies critical to providing quality healthcare. This solution helps to ensure patient safety by providing inventory control software designed to ensure critical supplies are always stocked in the right locations, while at the same time helping hospital administrators manage medical supply levels more efficiently thoughout the hospital and optimize reimbursement by improving charge capture.

Business Strategy

              Our strategy is to provide comprehensive patient safety solutions for the medication and medical and surgical supply needs of our customers. We have developed innovative products that are designed to meet the needs of the clinicians who use them on a day-to-day basis. We are constantly evolving and enhancing our product and service offerings, and we maintain flexibility in product design and the installation process to meet our customers' evolving needs. To meet our customers' needs fully, we must strive to provide innovative solutions that help our customers stay focused on their goal of providing quality healthcare. Our solutions are designed to provide everything the customer requires to install and maintain medication control or medical/surgical supply control. We believe superior solutions include proactively anticipating and meeting customer needs, listening carefully to our customers' prospective issues and meeting and exceeding our customers' installation and maintenance support needs.

              Our goal of providing superior customer satisfaction has required us to take special steps in the development of our business and our long-term approach to our market, such as:

  •
  Innovating products to address patient safety and cost-containment pressures facing healthcare facilities;

  •
  Incorporating a broad range of clinical input into our product feature development to accommodate the needs of multi-hospital entities and Integrated Delivery Networks, or IDNs;

  •
  Developing new solutions to enhance our customers' existing systems and protect our customers' investment by preserving, leveraging and upgrading their existing information systems, as well as striving to provide a seamless integration of our products to the other healthcare information systems our customers use; and

  •
  Working with our customers to install our products according to their timing constraints and to ensure the utmost customer satisfaction.

              To assure we meet our customers' solution needs we also implemented several strategic operational changes in 2006 to improve our competitiveness:

  •
  We increased our backlog of uninstalled orders resulting from longer installation planning cycles demanded by new customers, larger customers, and multi-hospital customers;

  •
  We increased our staff during the year in management, research and development, manufacturing, installation and customer support. We believe that our increased employee base will allow us to meet the needs of an expanding customer base for products, installation and customer support. We have also increased the staffing at our subsidiary in India to take advantage of talent available at this location and a lower cost structure;

  •
  We initiated a strategy to manufacture subassemblies at manufacturing supplier locations, providing the potential for increased manufacturing capacity, increased flexibility and reduced demands on working capital; and

  •
  We increased our inventory levels, primarily in finished goods awaiting installation, to assure product is available on the schedule demanded by the customer.

              We developed and acquired technologies that establish long term solutions for our customers. In addition to our own developments, we made acquisitions which focus on products that extend patient safety controls to a wider range of applications and departments in the hospital. These include products for the central pharmacy, the operating room, and the catheter lab. We believe this broader portfolio of automation products makes our solutions more valuable to our customers because of the ease of installation, integration with other systems and the ability to have a single vendor providing maintenance support. Looking forward, we expect to offer an even a higher level of robust patient safety solutions for our customers, both through internal development and through acquisitions.

Industry Background

              The acute care market in the United States, where most of our sales occur, is comprised of roughly 5,800 hospitals with a total capacity of approximately 965,000 acute care beds. Our customers range from single-location community hospitals to government hospitals to regional and national hospital systems.

              The market for our products is growing because of the need for patient safety and increasing cost pressures on providers. The delivery of healthcare in the United States still relies on a significant number of manual and paper-based processes. Most hospitals have deployed at least some automation solutions, but few have deployed them throughout the institution. The manual and paper-based systems still in use today in many hospital departments result in highly complex and inefficient systems for tracking, delivering and billing for medications and supplies. Over the past decade, healthcare facilities have made relatively small proportional investments in information technology. Healthcare providers and facilities are also affected by significant economic pressures. Demand for healthcare services continues to increase, driving shortages in the U.S. labor market for healthcare professionals, particularly nurses and pharmacists. Rising costs of labor, prescription drugs and new technology all contribute to increased spending. These factors, combined with the continuing consolidation in the healthcare industry, have significantly increased the need to improve the efficiency of healthcare professionals and to control costs.

              Many existing healthcare information systems are unable to address mandated patient safety initiatives and facilitate or support workflow process improvement for the provider. These factors have contributed to medical errors and unnecessary process costs across the sector.

Key Industry Events and Reports

              Reports by the Institute of Medicine, or IOM, Food and Drug Administration, or FDA, and the Joint Commission for the Accreditation of Healthcare Organizations, or JCAHO, have increased public and healthcare industry awareness of the dangers caused by medication errors. Regulatory standards, as well as the desire of healthcare organizations to provide premium quality service and avoid liability, have driven acute care facilities to prioritize investment in systems to improve patient safety. Such reports and regulatory standards include:

  •
  In November 1999, the IOM issued a report that highlighted the prevalence of medical errors based on the results of more than 30 independent studies. The report indicated that medical errors are among the top ten causes of death in the United States and that medication errors specifically were responsible for more than an estimated 7,000 deaths in 1993.

  •
  In March 2001, the IOM issued a follow-up report that recommended increased investment in information technology as a means of reducing medical errors and improving the overall quality of patient care.

  •
  In January 2003, the IOM released a report urging private and public organizations to focus on quality-improvement efforts in 20 priority areas, including medication management.

  •
  On February 25, 2004, the FDA published a rule that requires linear barcodes on most prescription drugs. Drug manufacturers, re-packagers, re-labelers and private label distributors are subject to the rule. The FDA estimates that the barcode rule, once implemented, will result in a 50% reduction in medication errors, 500,000 fewer adverse drug events over the next 20 years, $93 billion in cost savings and other economic benefits.

  •
  In 2004, JCAHO set medication management standard 2.20 which requires medications to be properly and safely stored throughout the hospital. JCAHO audits all healthcare facilities seeking accreditation for proper medication handling control and reviews all exceptions to control procedures.

  •
  In June 2006, the IOM issued another report indicating that an estimated 1.5 million medication errors occur annually in the United States.

              These reports, and the general awareness of patient safety in the medical field, have created a heightened desire to implement solutions that mitigate risks and improve the quality of healthcare. Automated medication distribution systems have become the standard of care. Nine of the top fourteen hospitals in the United States, as rated by US News and World Reports, are Omnicell customers. Top teaching hospitals are early adopters of our new technologies. And hospitals throughout the country are seeking to implement the most robust medication safety solutions available.

Our Products and Services

              We provide solutions that are designed to enable healthcare professionals to reduce medication errors and improve administrative controls, while simultaneously improving workflow and increasing a facility's operational efficiency. Our products are designed to enable our customers to enhance and improve the effectiveness of the medication-use process, the efficiency of the medical-surgical supply chain, overall patient care and clinical and financial outcomes of healthcare facilities. Our medication-use product line includes medication dispensing systems for use in acute care nursing departments, central pharmacy automation, physician order management, and nursing workflow automation at the bedside. Our supply product lines provide healthcare facilities with cost data, enabling detailed quantification of charges for payor reimbursement, inventory management and timely reorder of supplies. These products range from high-security closed-cabinet systems and software to open-shelf and combination solutions in the nursing unit, catheter lab and operating room. Our combination medication-use and supply products allow the operating departments to store, track and dispense medications and supplies through a single system. We provide services including customer education and training to help customers to optimize their use of technology, and sponsorship of customer user groups.

Medication-Use Products

              Our medication-use product line includes OmniRx, PharmacyCentral, SafetyPak, SecureVault, OmniLinkRx and SafetyMed. To provide our customers with end-to-end medication control, our MedGuard product line integrates all of our medication-use products with enhanced control features. Our MedGuard solution is scaleable, modular and provides comprehensive medical control by incorporating barcode technology throughout the provider enterprise. Each of the products in the MedGuard solution suite is summarized in the table below.

Product	Use in Hospital	Description
OmniRx	Any nursing area in a hospital department that administers medications	Secure dispensing system which automates the management and dispensing of medications at the point of use
OmniLinkRx	Doctors, nurses and pharmacists	Prescription routing system that allows nurses and doctors to scan handwritten prescriptions orders to pharmacists for approval and filling
PharmacyCentral	Hospital central pharmacy	Automated pharmacy storage and retrieval system
SafetyPak	Hospital central pharmacy	Automated barcode medication packaging system
SecureVault	Hospital central pharmacy	Controlled substance barcode inventory management system
SafetyMed	Patient's bedside	Mobile nursing workflow automation and barcode medication administration system
Anesthesia Workstation	Operating room	Mobile system for the management of anesthesia supplies and medications

              OmniRx is the center of our medication control solutions. OmniRx is a dispensing system that automates the management and dispensing of medications at the point of use, featuring biometric identification, advanced single-dose dispensing, barcode confirmation and a wide range of drawer modules enabling various security levels. OmniRx is also integrated with an Internet browser for clinical reference information and patient medication profiling.

              OmniLinkRx is a physician order software product that automates communication between nurses and the pharmacy. Used in the central pharmacy, OmniLinkRx offers a solution for the management of handwritten physician orders, simplifying the communication of orders from remote nursing stations to the pharmacy.

              PharmacyCentral is an automated pharmacy storage and retrieval system that enables hospital pharmacies to manage medication inventory in a central pharmacy. PharmacyCentral is designed to help pharmacists ensure that the right medications are stored in and retrieved from proper locations, both in the central pharmacy and in automated dispensing cabinets. PharmacyCentral provides security controlled by a user name and password, provides security access to certain menu options and drug classes as defined by the administrator and incorporates a detailed history database of all transactions that enables pharmacy managers to capture data for reporting and data analysis. When PharmacyCentral is integrated with the healthcare facility's drug wholesaler, automated dispensing cabinets and pharmacy information system, it creates an automated inventory system that provides data on medication usage and helps hospital pharmacies manage inventory levels and costs. Barcode administration through PharmacyCentral is designed to help ensure that medications are stocked correctly at their point of entry into the healthcare facility.

              SafetyPak is an automated barcode medication packaging system. By labeling medications with barcodes, SafetyPak enables bedside medication administration solutions, such as SafetyMed, to perform barcode checking at the patient bedside. SafetyPak enables pharmacies to automate the replenishment of decentralized dispensing systems as well as the filling of individual patient medication bins to improve the workflow of the central pharmacy. Using SafetyPak in combination with PharmacyCentral provides a complete solution for placing barcodes on most medications dispensed from the pharmacy. SafetyPak systems are available in several models and can be configured to meet a wide range of drug formulary requirements and distribution models. SafetyPak can be implemented as a standalone automation solution or can be combined with PharmacyCentral.

              SecureVault is a controlled substance barcode inventory management system. The SecureVault software, coupled with our automated dispensing technology, enables healthcare facilities to track, monitor and control the movement of controlled substances from the point of initial receipt from the wholesaler and throughout internal distribution. SecureVault maintains a perpetual item inventory and complete audit using integrated barcode technology with both fixed and portable scanners. Bar-coded forms and labels may also be generated directly from the SecureVault system.

              SafetyMed is a mobile nursing workflow automation and barcode medication administration system. When integrated with our OmniRx medication dispensing systems and the OmniCenter server, SafetyMed verifies and documents patient identity, time of drug administration, the caregiver, the medication administered and the dosage, helping to reduce medication errors.

              Anesthesia Workstation is a mobile system for the management of anesthesia supplies and medications. The system is tailored for the workflow of the clinician at the point of care and can be Web-enabled, providing access to a drug information database and other clinical tools to aid in decision-making and to help improve accuracy in medication delivery. The Anesthesia TT is a fixed-position tabletop unit designed as a medication-only system.

Medical and Surgical Supply Products

              We provide end-to-end solutions designed to help optimize a healthcare facility's supply chain. These solutions are designed for use in the materials management department, the nursing unit and specialty areas. They integrate with other systems and utilize barcode technology extensively. Our supply product line includes OmniSupplier, OptiFlex and OmniBuyer. Each of the supply-line products is summarized in the table below.

Product	Use in Hospital	Description
OmniSupplier	Any nursing area in a hospital department that administers supplies	Secure dispensing system which automates the management and dispensing of medical and surgical supplies at the point of use. Includes specialty modules for the catheter lab and the operating room
OptiFlex	Any nursing area in a hospital department that administers supplies
System for the management of medical-surgical supplies that provides the flexibility of utilizing barcode control in an open shelf environment. Includes specialty modules for the catheter lab and the operating room
OmniBuyer	Any hospital employee initiating a purchase	Web-based subscription service that provides workflow automation of purchase requisitions

              OmniSupplier is a cabinet-based automated system for dispensing supplies at the point of use. Specialty modules are available for a variety of solutions to manage implants and medications used in a catheter lab, as well as for use in surgery, as described below:

  •
  Cath Module allows hospitals to secure, dispense and electronically track accurate catheter usage;

  •
  Implant Tracking Module records lot and serial number information at the OmniSupplier to enable compliance with FDA requirements regarding all surgical implants in the event of a recall; and

  •
  Suture Module is designed to be integrated into the OmniSupplier cabinet to secure, dispense and automatically track suture usage.

              OptiFlex is a system for the management of medical-surgical supplies in the nursing unit and specialty areas that provides the flexibility of utilizing barcode control in an open shelf environment, or combining open barcode and cabinet-based inventory management in one solution.

  •
  OptiFlex MS provides control over general medical and surgical supplies;

  •
  OptiFlex SS provides point of use data collection for the operating room. OptiFlex SS includes a system of preference cards that allows individual surgeon's operating room preferences to be catalogued and utilized in automating the preparation of individual surgery kits, including both consumable and non-consumable supplies. The system tracks supplies and procedures by operating physician and patient during surgical procedures via a time-saving touch screen interface; and

  •
  OptiFlex CL is a system that provides real-time point of use data collection for the catheter lab. OptiFlex CL tracks supplies and procedures by physician for cost management and automated charge capture, allowing users to track physician names and all actions on a case. OptiFlex CL software can track multiple supply locations in a single lab department.

              OmniBuyer is a password-protected Web-based procurement application that provides automation and integration to a customer's existing requisition and approval processes. This system incorporates buyer-specific business rules such as spending limits, negotiated pricing, approval routing, line item approval and customized access profiles.

Other Products and Services

              Combination Medication-Use and Supply Product.    Our combination medication-use product and supply product line allows operating departments to store, track and dispense medications and supplies in a single system.

              Services.    We provide services that include customer education and training, maintenance and support services provided on a time-and-material basis. We provide service contracts to our customers for post-installation technical support with phone support, on-site service, parts and access to software upgrades. On-site service is provided by our field service operations team.

              OmniGate and other Interface Software.    Our interface software, which includes the OmniGate interface engine, provides interface and integration between our medication-use products or our supply products and a healthcare facility's in-house information management systems. Interface software provides seamless integration and communication of patient data, logistical data, inventory information, charge capture and billing information and other healthcare database information.

              ProServ-1.    Our professional services help healthcare facilities realize the full benefit of our automation solutions. We have created an organization to help customers optimize their use of technology by addressing a customer's cost, productivity and patient safety needs in the medication-use and supply chain processes.

Sales and Distribution

              We market and sell our products and services to a variety of healthcare organizations including hospitals and specialty care facilities. As of March 31, 2007, our combined direct, corporate and inside sales teams consisted of 89 staff members. Our direct sales team has pharmacy management or hospital supply management experience and is organized by geographic regions. Individual sales representatives focus on either medication control, or medical and surgical supply product lines. Our corporate sales team focuses on large IDNs, international sales to distributors and general sales management. Our inside sales team focuses on inbound and outbound telemarketing to our installed base and focus on maintaining excellent customer relations. We sell through distributors in Europe, the Middle East, Asia, Australia and South America.

              The sales cycle for our automation systems is long and can take in excess of twelve months. This is due in part to the cost of our systems and the number of people within each healthcare facility involved in the purchasing decision. To initiate the selling process, the sales representative generally targets the director of pharmacy, the director of materials management or other decision makers and is responsible for educating each group within the healthcare facility about the benefits of automation. We have contracts with several group purchasing organizations, or GPOs, that enable us to sell our automation systems to GPO-member healthcare facilities. These GPO contracts are typically for multiple years with options to renew or extend for up to two years but can be terminated by either party at any time. Our current GPO contracts include AmeriNet, Inc., Consorta, Inc., HealthTrust Purchasing Group, L.P., MAGNET Group, Novation, LLC, and Premier, Inc.

              To assist hospitals in the acquisition of our systems, we offer multi-year, non-cancelable lease payment terms that reduce our customers' cash flow requirements. Typically, we sell the majority of our multi-year lease payment term receivables to third-party leasing finance companies, but we also maintain a certain proportion of our leases in-house.

              Our field service operations representatives support our sales force by providing operational and clinical expertise prior to the close of a sale and during installation of our automation systems. This group assists the customer with the technical implementation of our automation systems, including configuring our systems to address the specific needs of each individual customer. After the systems are installed, on-site support is provided by our field service operations team and technical support group.

              We offer technical support through our technical support center in Illinois, with some flow-through and specific product support provided by our subsidiary in India. The support center is staffed 24 hours a day, 365 days a year. We have found that approximately two-thirds of our customers' service issues can be addressed either over the phone or by our support center personnel utilizing their on-hand remote diagnostics tools. In addition, we utilize remote dial-in software that monitors customer conditions on a daily basis. We offer a suite of remote monitoring features, our vSuite service programs, which proactively monitor system status and alert service personnel to potential problems before they lead to system failure.

Manufacturing and Inventory

              Our manufacturing process allows us to configure hardware and software in unique combinations to meet a wide variety of individual customer requirements. Our manufacturing process consists primarily of the final assembly of components and of sub-systems which are assembled by third-party manufacturers. In 2006, we manufactured the majority of our systems in our California facility and refurbishment and spare parts activities were conducted in our Illinois facility. Also in 2006, in an effort to meet the growing demands placed on our manufacturing process to provide greater product volume, we initiated a change in our manufacturing process, securing additional third-party manufacturers to build subassemblies used in our hardware products. We and our third-party manufacturer test the subassemblies and provide a comprehensive inspection to assure the quality and reliability of our products. While many components of our systems are standardized and available from multiple sources, certain components or subsystems are fabricated according to our specifications and timing requirements.

              Our arrangements with our contract manufacturers generally set forth quality, cost and delivery requirements, as well as manufacturing process terms, such as continuity of supply; inventory management; flexibility regarding capacity, quality and cost management, oversight of manufacturing, and conditions for the use of our intellectual property. We have entered into a long-term contract with one of our suppliers. This arrangement does not commit us to purchase any particular amount and we may terminate our agreement without cause at any time with between four and six months notice, depending upon the circumstances of the termination.

              Our manufacturing organization procures components and schedules production based on the backlog of customer orders. Our backlog of orders has grown for eight consecutive quarters as we aligned our installation strategies with customer needs for more carefully planned installations. Our increasing business with new accounts and replacement of competitors' systems generally requires longer planning cycles than do sales of additional equipment to existing customers. Installation typically occurs between two weeks and nine months after the initial order is received, depending upon the customer's particular needs. We deploy a key operational strategy of operating with backlog levels that approximate the average installation cycle of our customers, which allows us to more efficiently manage our installation teams, improve production efficiencies and reduce shipping costs.

Competition

              Our industry is highly competitive. We compete directly with a number of companies and are affected by evolving and new technologies, changes in industry standards and dynamic customer requirements. We expect continued and increased competition from current and future competitors, many of which have significantly greater financial, technical, marketing and other resources than we do.

              Our primary competitor, Pyxis Corporation, a division of Cardinal Health Inc., has a significantly larger installed base of customers than we do. In addition, Pyxis recently announced the acquisition of Care Fusion, Incorporated, which has the potential to expand the Pyxis product line to include bedside medication control software. Other competitors include McKesson Automation Inc. (a business unit of McKesson Corporation), AmerisourceBergen Corporation (through its acquisition of MedSelect, Inc. and Automed), the Baxter Medication Delivery business of Baxter International Inc., Cerner Corporation, Eclipsys Corporation, IDX Systems Corporation (a division of GE Healthcare) and Siemens Medical Solutions (a division of Siemens AG). We believe our products and services compare favorably with the offerings of our competitors, particularly with respect to system performance, system reliability, installation, applications training, service response time and service repair quality.

Intellectual Property and Proprietary Technology

              We rely on a combination of patents, trademarks, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights.

              We pursue patent protection in the United States and foreign jurisdictions for technology that we believe to be proprietary and that offers a potential competitive advantage for our products. Our issued patents relate to our "See & Touch" methodology used in our medication dispensing and supply automation systems, the use of guiding lights in the open matrix pharmacy drawers, the use of locking and sensing lids with pharmacy drawers and the methods of restocking these drawers. These patents also apply to our unit-dose mechanism and methods, the single-dose dispensing mechanism and the methods for restocking the single-dose drawers using exchange liners. We acquired various patents from NextRx Corporation which relate to medication dispensing carts, including a scanner for recording removed items and mechanisms to facilitate dispensing, and to an automated system for removing items stored in bins and loading them into individually addressable storage locations for individual dispensing.

              All of our product system software is copyrighted and subject to the protection of applicable copyright laws. We intend to seek additional international and U.S. patents on our technology and to seek registration of our trademarks. We have obtained registration of Omnicell, the Omnicell logo, OmniBuyer, OmniCenter, OmniRx, OmniSupplier, DecisionCenter, MedCache, Nextcart, Nextcart, Nextcentral, Nextrx, SafetyMed, SafetyPak, SafetyStock, ScanReq, Sure-Med and BCX Technology trademarks through the U.S. Patent and Trademark Office. Trade secrets and other confidential information are also important to our business. We protect our trade secrets through a combination of contractual restrictions and confidentiality and licensing agreements.

Research and Development

              We utilize industry standard operating systems and databases, but generally develop our own application and interface software in our research and development facilities. During 2006, we increased our research and development staffing from 94 to 103. A substantial portion of our research and development staff are located in India, which provides a cost benefit that allows us to sustain a higher level of research and development resources to address customer needs. New product development projects are prioritized based on customer input. During 2006 we released new versions of our medication control system software, OmniCenter 11.0, and of our OptiFlex software, OptiFlex 8.0.

Employees

              As of March 31, 2007, we had a total of 638 employees, including 56 in manufacturing, 96 in research and development, 127 in sales, of which 89 comprise our combined direct, corporate and inside sales teams and 38 comprise our ProServ-1 staff and a portion of field operations staff who perform pre-sales activity, 247 in customer service/field operations, 34 in marketing and 78 in general and administration positions. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We believe that our employee relations are good.

Legal Proceedings

              On February 20, 2007, we were served with the third amended petition in a lawsuit entitled Alcala, et al. v. Cardinal Health, Inc., et al., case number 2006 09-4487-G, which named us as a defendant. This lawsuit was filed in the District Court of Cameron County, Texas. The lawsuit alleges claims against us for strict products liability, negligence and gross negligence arising from the use of our product by defendant Cardinal Health 109, Inc. in connection with the treatment of a patient who died after receiving treatment. The petition, which was filed by the family and estate of the deceased patient, alleges that defects in the design of our product contributed to the patient's death, which was allegedly caused by the administration of the wrong medication. We deny any liability, have engaged our insurance carrier on this matter and intend to vigorously defend against these claims.

CERTAIN MATERIAL U.S. TAX CONSEQUENCES
FOR NON-U.S. HOLDERS OF COMMON STOCK

              The following is a general discussion of certain material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock acquired in this offering by a non-U.S. holder. For purposes of this discussion, you are a "non-U.S. holder" if you are a beneficial owner of our common stock and you are not, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the U.S.;

  •
  a corporation or any other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., or of any political subdivision of the U.S.;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, in general, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations.

              If you are an individual, you may be treated as a resident of the U.S. in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, if you have a "substantial presence" in the U.S. as defined in the Internal Revenue Code of 1986, as amended (the "Code") and applicable U.S. Treasury regulations. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens. If a partnership or other flow-through entity is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or owner of the entity will generally depend on the status of the partner or owner and the activities of the partnership or entity. Such holders and their partners or owners should consult their own tax advisors regarding U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

              This discussion does not purport to address all aspects of U.S. federal income and estate taxes or specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including:

  •
  U.S. state or local or any non-U.S. tax consequences;

  •
  the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

  •
  special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers and traders in securities, or partnerships, S corporations and other pass-through entities; and

  •
  special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment.

              The following discussion is based on provisions of the Code, existing and proposed U.S. Treasury regulations and administrative and judicial interpretations, all as of the date of this prospectus supplement, and all of which are subject to change, possibly with retroactive effect. The following summary assumes that you hold our common stock as a capital asset (generally, property held for investment). We have not sought, and will not seek, any ruling from the U.S. Internal Revenue Service with respect to the tax consequences discussed in this prospectus, and we cannot assure you that the U.S. Internal Revenue Service will not take a position contrary to the tax consequences discussed in this prospectus or that any positions taken by the U.S. Internal Revenue Service would not be sustained. Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

    Dividends

              We do not anticipate paying cash dividends on our common stock in the foreseeable future. See the section of this prospectus entitled "Dividend Policy." In the event, however, that we pay dividends on our common stock, we will have to withhold a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to you. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us to withhold tax at a lower treaty rate, you must provide us with a properly executed Form W-8BEN certifying your eligibility for the lower treaty rate.

              Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals. A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its tax advisor regarding its status under U.S. Treasury regulations and the certification requirements applicable to it.

              You may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

              If the dividend is effectively connected with your conduct of a trade or business in the U.S. and, if an income tax treaty applies, is attributable to a permanent establishment that you maintain in the U.S., the dividend will generally be exempt from the U.S. federal withholding tax, provided that you supply us with a properly executed Form W-8ECI. In this case, the dividend will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons and, if you are a foreign corporation, you may be subject to an additional branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

    Gain on Dispositions of Common Stock

              You generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the U.S. and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the U.S.; in this case, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons and, if you are a foreign corporation, you may be subject to an additional branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty;

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  you are an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and meets other requirements (a "substantial presence"); in this case, you will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States; or

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  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock; in this case, subject to the discussion below, the gain will be taxed on a net income basis in the manner described in the first bullet paragraph above.

              Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a "U.S. real property holding corporation" generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

    Federal Estate Tax

              The estates of nonresident alien individuals are generally subject to the U.S. federal estate tax on property with a United Stated situs. Because we are a United States corporation, common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

    Information Reporting and Backup Withholding

              Information returns will be filed with the U.S. Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of our common stock. Dividends paid to you may be subject to information reporting and U.S. backup withholding. The backup withholding tax rate currently is 28%. You generally will be exempt from such backup withholding if you provide a properly executed Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder or otherwise establish an exemption.

              The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If you sell your shares of our common stock outside the U.S. through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the U.S., then the U.S. backup withholding and information reporting requirements generally (except as provided in the following sentence) will not apply to that payment. However, information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the U.S., if you sell our common stock through a non-U.S. office of a broker that:

  •
  is a U.S. person;

  •
  derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the U.S.;

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  is a "controlled foreign corporation" for U.S. tax purposes; or

  •
  is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or the foreign partnership is engaged in a U.S. trade or business;

              unless the broker has documentary evidence in its files that you are a non-U.S. person and various other conditions are met or you otherwise establish exemption.

              If you receive payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a properly executed Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

              You generally may obtain a refund of any amount withheld under the backup withholding rules that exceeds your income tax liability by timely filing a refund claim with the U.S. Internal Revenue Service.

UNDERWRITING

              We intend to offer the shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated, Piper Jaffray & Co., First Albany Capital Inc. and Caris & Company, Inc. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	1,950,000
Piper Jaffray & Co.	975,000
First Albany Capital Inc.	585,000
Caris & Company, Inc.	390,000

Total	3,900,000

              Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase agreement commitments of the nondefaulting underwriters may be increased or the purchase may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.74 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After the offering, the public offering price, the concession and discount may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to Omnicell, Inc. The amounts are shown assuming both no exercise and full exercise of the underwriters' overallotment option.

	Per Share	No Exercise	Full Exercise
Public offering price	$21.50	$83,850,000	$96,427,500
Underwriting discount	$1.2362	$4,821,180	$5,544,357
Proceeds, before expenses, to Omnicell, Inc.	$20.2638	$79,028,820	$90,883,143

              We estimate that the expenses of this offering, not including the underwriting discount, will be approximately $518,000. All of these expenses will be payable by us.

Overallotment Option

              We have granted an option to the underwriters to purchase up to 585,000 additional shares of common stock from us at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the purchase agreement, to purchase a number of additional shares of common stock from us proportionate to that underwriter's initial amount reflected in the table above.

No Sales of Similar Securities

              We and our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of the purchase agreement, without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock;

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  sell any option or contract to purchase any common stock;

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  purchase any option or contract to sell any common stock;

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  grant any option, right or warrant for the sale of any common stock;

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  lend or otherwise dispose of or transfer any common stock;

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  request or demand that we file a registration statement related to the common stock; or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the common stock or such other securities, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

              Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day lock-up period, the company issues an earnings release or material news or a material event relating to the company occurs or (2) prior to the expiration of the 90-day lock-up period, the company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Merrill Lynch, Pierce, Fenner & Smith Incorporated waives, in writing, such extension.

Price Stabilization and Short Positions

              Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to reduce positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases of the common stock to stabilize its price or to reduce a short position may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

              In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectus supplements by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus supplement.

Other Relationships

              Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

Foreign Selling Restrictions

              Each of the underwriters has represented and agreed that:

  •
  it has not offered or sold and, prior to the expiration of the period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 to persons who are investment professionals falling within Article 19(5) of the Financial Services and Markets

    Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to Omnicell, Inc.; and

  •
  it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, for purposes of this section a "Relevant Member State") an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospective Directive, if they have been implemented in that Relevant Member State:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive.

              For the purposes of this provision, the expression an "offer to the public" in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be carried in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

LEGAL MATTERS

              Cooley Godward Kronish LLP, Palo Alto, California, is giving us an opinion on the validity of the shares offered by this prospectus supplement. Latham & Watkins LLP, Menlo Park, California, will pass upon certain legal matters for the underwriters in connection with this offering.

EXPERTS

              Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006 as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule and management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or the information incorporated by reference, the statements made in the accompanying prospectus or the documents incorporated by reference are deemed modified or superseded by the statements made in this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information.

              We incorporate by reference the documents listed below (except as modified by this prospectus supplement and the accompanying prospectus) and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination of this offering (other than information furnished under Item 2.02, Item 7.01 or Item 8.01 of Form 8-K).

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 23, 2007, including those portions of the definitive proxy statement for our 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2007, incorporated by reference therein;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which was filed with the SEC on May 10, 2007;

  •
  Our Current Reports on Form 8-K filed with the SEC on January 9, 2007, March 23, 2007 (Item 4.02 only), April 10, 2007 and May 7, 2007; and

  •
  The description of our common stock contained in our registration statement on Form S-1 (File No. 333-57024) and incorporated by reference into Item 1 of our Form 8-A (File No. 000-33043) filed with the SEC on August 3, 2001, including all amendments and reports filed for the purpose of updating such description.

              You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Omnicell, Inc.
1201 Charleston Road
Mountain View, CA 94043
(650) 251-6100

              Information contained on our website is not part of this prospectus supplement. You should rely only on the information we have provided or incorporated by reference in this prospectus supplement or in the accompanying prospectus.

PROSPECTUS

OMNICELL, INC.

$100,000,000

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS

        From time to time, we may sell common stock, preferred stock, debt securities, and/or warrants. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock or common stock, preferred stock or debt securities upon the exercise of warrants. We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in a prospectus supplement. Our common stock is traded on the NASDAQ Global Market under the trading symbol "OMCL." On November 16, 2004, the last reported sales price for our common stock was $11.01 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on The NASDAQ Global Market's National Market or any securities exchange of the securities covered by the prospectus supplement.

        INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTIONS ENTITLED "QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND IN OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, BOTH AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND BOTH OF WHICH ARE INCORPORATED HEREIN BY REFERENCE IN THEIR ENTIRETY.

        THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 30, 2004

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell common stock, preferred stock, debt securities and/or warrants, in one or more offerings up to a total dollar amount of $100 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell common stock, preferred stock, debt securities and/or warrants, we will provide a prospectus supplement that will contain more specific information, as set forth below under "The Securities We May Offer." We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or offer a security that is not registered. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under "Where You Can Find More Information." THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

i

OVERVIEW

Business

        Omnicell, Inc. is a leading provider of patient safety solutions for the healthcare industry. Our broad range of solutions is designed for many clinical areas of the healthcare facility—the central pharmacy, nursing units, operating room, cardiac catheterization lab and the patient's bedside. Our solutions enable healthcare facilities to acquire, manage, dispense and deliver pharmaceuticals and medical supplies, and are intended to enhance patient safety, reduce medication errors, improve workflow and increase operational efficiency. Our medication and supply dispensing systems facilitate the distribution of pharmaceuticals and medical supplies at the point of care. Our physician order management system streamlines communication between nursing and pharmacy staff. Our decision support solution allows healthcare facilities to monitor trends in drug utilization and diversion, improve regulatory compliance and reduce costs by monitoring usage patterns and optimizing product management. Our Web-based procurement application automates and integrates healthcare facilities' requisition and approval processes. These systems interface with healthcare facilities' existing information systems to accurately capture and display critical patient data. In 2002, we acquired two products, Omnicell PharmacyCentral, a central pharmacy carousel storage and retrieval solution and SafetyMed, a nursing workflow and patient safety system. In August 2003, we acquired BCX Technology, Inc., a provider of open bar code supply management systems branded ScanREQ, to complement our cabinet-based supply solutions. When used in combination, our products and services offer a comprehensive solution to enable healthcare facilities to enhance patient safety while improving operational efficiency.

        As a result of our product development efforts and acquisitions, we offer end-to-end solutions for both the medication-use process and the medical-surgical supply chain, providing additional market opportunities in areas beyond our solutions' traditional location in the healthcare facility—the nursing unit. For the medication-use process, Omnicell PharmacyCentral and SafetyPak provide solutions for the central pharmacy and SafetyMed provides solutions at the patient's bedside. For the medical- surgical supply chain, DecisionCenter, our decision support solution and OmniBuyer, our Web-based procurement application, provide solutions for materials management decision makers. In addition, SafetyMed's SupplyTracker feature electronically documents use of medical-surgical supplies at the patient's bedside.

        We have several strengths relative to our competitors. First, our end-to-end solutions for both the medication-use process and the medical-surgical supply chain are comprehensive in their breadth and contain certain solutions unique to Omnicell. Second, we focus solely on providing healthcare information technology and we believe this specialization enables us to deliver more innovative and useful products and services. Third, our technologies are designed to deliver exceptional ease of use. Fourth, our strong integration capabilities benefit our customers by enabling them to preserve, leverage and upgrade their existing information systems without incurring substantial additional cost.

        We sell our products and related services to a wide range of healthcare facilities such as hospitals, integrated delivery networks and specialty care facilities, which include nursing homes, ambulatory surgery centers, catheterization labs and outpatient clinics. From inception through December 31, 2003, we had completed our installation obligation, if any, for an aggregate of 29,011 of our medication and supply dispensing automation systems at 1,450 healthcare facilities. In 2003, we generated revenue of $102.1 million from sales of our products and related services.

General Information

        We commenced operations in 1992 as a California corporation and reincorporated in Delaware as Omnicell, Inc. in August 2001. Our principal offices are located at 1201 Charleston Road, Mountain View, California 94043, and our telephone number is (650) 251-6100. In this prospectus, "Omnicell,"

the "Company," "we" and "our" refer to Omnicell, Inc. unless the context otherwise requires. Our website is http://www.omnicell.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

        This prospectus contains references to our registered trademarks Omnicell®, OmniBuyer®, OmniCenter®, OmniSupplier®, OmniRx®, DecisionCenter®, Sure-Med® and ScanREQ®. All other service marks, trademarks and trade names that we refer to in this prospectus are the property of their respective owners.

RISK FACTORS

        Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK" contained in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q filed with the SEC, both of which are incorporated herein by reference in their entirety.

        Investment in our securities involves a high degree of risk. You should consider carefully the risk factors described above, as well as other information in this prospectus and the prospectus supplement before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

THE SECURITIES WE MAY OFFER

        We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities with a total value of up to $100 million, from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

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  designation or classification;

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  aggregate principal amount or aggregate offering price;

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  maturity, if applicable;

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  rates and times of payment of interest or dividends, if any;

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  redemption, conversion or sinking fund terms, if any;

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  voting or other rights, if any;

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  conversion prices, if any; and

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  important federal income tax considerations.

        The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

        This Prospectus May Not Be Used to Consummate a Sale of Securities Unless It Is Accompanied by a Prospectus Supplement.

        We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

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  the names of those agents or underwriters;

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  applicable fees, discounts and commissions to be paid to them; and

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  the net proceeds to us.

        Common Stock.    We may issue shares of our common stock from time to time. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by our board of directors.

        Preferred Stock.    We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors may determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into our common stock. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

        Debt Securities.    We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

        The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the Securities and Exchange Commission.

        Warrants.    We may issue warrants for the purchase of common stock, preferred stock and/or debt securities, in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as the warrant agreements that contain the terms of the warrants. Forms of the warrant agreements and forms of warrants containing the terms of the warrants being offered have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental agreements and forms of warrants will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the Securities and Exchange Commission.

        We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreements with a warrant agent. Each warrant agent will be a bank that we select. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

FORWARD-LOOKING INFORMATION

        This prospectus and the documents that we have filed with the SEC that are included or incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the 'safe harbor' created by those sections. These forward-looking statements include but are not limited to statements about:

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  our strategy;

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  revenues from existing and new customers;

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  sufficiency of our cash resources;

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  product development;

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  our research and development and other expenses; and

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  our operations and legal risks.

        These forward-looking statements are generally identified by words such as 'expect,' 'anticipate,' 'intend,' 'believe,' 'hope,' 'assume,' 'estimate,' 'plan,' 'will' and other similar words and expressions. Discussions containing these forward-looking statements may be found, among other places, in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC.

        These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK" contained in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q filed with the SEC, both of which are incorporated herein by reference in their entirety. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus. The risks referred to above, as well as the Risk Factors incorporated by reference, among other things, should be considered in evaluating our prospects and future financial performance.

RATIO OF EARNINGS TO FIXED CHARGES

        Our earnings were insufficient to cover fixed charges in each of the years in the four-year period ended December 31, 2002. "Earnings" consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges. "Fixed charges" consist of interest expense and the portion of operating lease expense that represents interest. The following table sets forth the computation of our ratio of earnings to fixed charges for the periods indicated:

	Nine months ended September 30, 2004	Fiscal years ended December 31,
		2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	114.50	47.04	Note(1)	Note(1)	Note(1)	Note(1)

(1)
For the fiscal years ended December 31, 2002, 2001, 2000 and 1999, our earnings were insufficient to cover fixed charges by $5.0 million, $1.0 million, $20.7 million and $26.1 million, respectively.

USE OF PROCEEDS

        Except as described in any prospectus supplement, we intend to use the net proceeds from the sale of common stock offered hereby for potential acquisitions and product development, as well as for working capital and general corporate purposes. Pending such uses, we intend to invest the net proceeds in interest-bearing investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

        Omnicell, Inc. is authorized to issue 55,000,000 shares of capital stock, par value $0.001 per share, of which 50,000,000 shares have been designated as common stock par value $0.001 par share, 25,287,153 of which were issued and outstanding as of October 31, 2004 and 5,000,000 shares have been designated as preferred stock, par value $0.001 per share, 1,000,000 of which are designated as Series A Junior participating preferred stock (the "Junior Preferred") none of which are issued or outstanding. The following description of Omnicell, Inc. capital stock is subject to and qualified in its entirety by the provisions of Omnicell, Inc.'s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as amended, and by the provisions of applicable Delaware law.

Common Stock

        The majority of our authorized capital stock consists of common stock, par value $0.001 per share. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences applicable to any series or class of capital stock with superior dividend rights that may be outstanding, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. We have paid no cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

        In the event of liquidation, dissolution or winding up of Omnicell, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any series or class of capital stock with superior liquidation rights that may be outstanding. The outstanding shares of common stock are, and the common stock to be issued upon conversion of the notes will be, fully paid and nonassessable. No pre-emptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to the common stock.

Preferred Stock

        The Board of Directors has the authority, from time to time and without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and liquidation preferences, any or all of which could be greater than the rights of the common stock. As a result, the Board of Directors, without stockholder approval, could issue preferred stock that would adversely affect the voting power and other rights of holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or make the removal of management more difficult. Similarly, the likelihood that holders of preferred stock will receive dividend payments upon liquidation could have the effect of delaying, deferring or preventing a change in our control. Other than as discussed below in connection with our rights plan, we have no present plan or agreement to issue any shares of preferred stock.

Rights Plan

        On February 6, 2003 the Board of Directors of Omnicell approved the adoption of a Share Purchase Rights Plan (the "Plan"). Terms of the Plan provide for a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.001 per share (the "Common Shares"), of Omnicell. The dividend was payable on February 27, 2003 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from Omnicell one one-hundredth of a share of the Junior Preferred, at a price of $50.00 per one one-hundredth of a share of Junior Preferred (the "Purchase Price"), subject to adjustment. Each one one-hundredth of a share of share of Junior Preferred has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a Common Share. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), dated as of February 6, 2003 entered into between Omnicell and EquiServe Trust Company, N.A., as rights agent (the "Rights Agent"). The Rights Agreement has been filed with the Securities Exchange Commission.

        The Rights are not exercisable until the earlier to occur of (i) the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Shares (an "Acquiring Person") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person or entity becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"). The Rights will expire on February 27, 2013 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by us, in each case, as described below.

        The Purchase Price payable, and the number of shares of Junior Preferred or other securities or other property issuable, upon exercise of the Rights are subject to adjustment from time to time. The exercise of Rights for shares of Junior Preferred is at all times subject to the availability of a sufficient number of authorized but unissued Preferred Shares. Because of the nature of the Junior Preferred's dividend and liquidation rights, the value of one one-hundredth of a share of Junior Preferred should approximate the value of one Common Share. The Junior Preferred would rank junior to any other series of our preferred stock. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Omnicell, including, without limitation, the right to vote or to receive dividends.

        At any time prior to the earliest of (i) the day of the first public announcement that a person has become an Acquiring Person or (ii) the Final Expiration Date, the Board of Directors of Omnicell may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). Following the expiration of the above periods, the Rights become nonredeemable. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Omnicell on terms not approved by Omnicell's board of directors.

Anti-Takeover Effects of Provisions of Our Charter Documents and Delaware Law

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our Bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing. Our Bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may delay or preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in management.

  Stockholder Action by Written Consent; Special Meetings of Stockholders

        Our Amended and Restated Certificate of Incorporation provides that all stockholder action must be effected at a duly called meeting of stockholders and not by written consent. Further, our Bylaws provide that special meetings of stockholders may be called only by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. These provisions may lengthen the time required to take stockholder action and, as a result, may delay or prevent changes in our control or management.

  Election of Directors; No Cumulative Voting

        Our Amended and Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors. The classification of the Board of Directors and lack of cumulative voting will make it more difficult for our existing stockholders to replace the Board of Directors as well as for another party to obtain control of Omnicell by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

  Delaware Law

        Delaware law imposes restrictions on transactions between corporations and significant stockholders. Section 203 of the Delaware General Corporation Law prohibits, subject to specified exceptions, a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless:

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  the interested stockholder attained this status with the prior approval of the Board of Directors;

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  upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock; or

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  the business combination is approved by the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to specific exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could have the effect of preventing or delaying the completion of mergers, takeovers or other changes in control, and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for the common stock is EquiServe Trust Company, NA. Its mailing address is EquiServe Trust Company, N.A., 66 Brooks Drive, Braintree, Massachusetts 02184 and its phone number is (781) 575-3951.

DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

        We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term "indentures" in this prospectus to refer to both the senior indenture and the subordinated indenture.

        The indentures will be qualified under the Trust Indenture Act of 1939. We use the term "debenture trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

        The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

        We will describe in each prospectus supplement the following terms relating to a series of debt securities:

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  the title;

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  the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

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  any limit on the amount that may be issued;

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  whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

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  the maturity date;

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  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

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  the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

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  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

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  the terms of the subordination of any series of subordinated debt;

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  the place where payments will be payable;

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  restrictions on transfer, sale or other assignment, if any;

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  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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  the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

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  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

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  whether the indenture will restrict our ability and/or the ability of our subsidiaries to: incur additional indebtedness;

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  issue additional securities;

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  create liens;

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  pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

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  redeem capital stock;

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  place restrictions on our subsidiaries' ability to pay dividends, make distributions or transfer assets;

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  make investments or other restricted payments;

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  sell or otherwise dispose of assets;

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  enter into sale-leaseback transactions;

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  engage in transactions with stockholders and affiliates;

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  issue or sell stock of our subsidiaries; or

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  effect a consolidation or merger;

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  whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset based or other financial ratios;

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  a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

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  information describing any book-entry features;

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  provisions for a sinking fund purchase or other analogous fund, if any;

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  the applicability of the provisions in the indenture on discharge;

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  whether the debt securities are to be offered at a price such that they will be deemed to be offered at an "original issue discount" as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

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  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

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  the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

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  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

        We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours or a third party that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

        The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default under the Indenture

        The following are events of default under the indentures with respect to any series of debt securities that we may issue:

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  if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

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  if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

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  if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

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  if specified events of bankruptcy, insolvency or reorganization occur.

        If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

        The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

        Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

  •
  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

  •
  subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

  •
  A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

  •
  the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

  •
  the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

        We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

        We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

  •
  to fix any ambiguity, defect or inconsistency in the indenture;

  •
  to comply with the provisions described above under "Consolidation, Merger or Sale;"

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  •
  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

  •
  to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

  •
  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series;

  •
  to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under "General" to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

  •
  to evidence and provide for the acceptance of appointment hereunder by a successor trustee; or

  •
  to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of any indenture under the Trust Indenture Act of 1939.

  •
  In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

  •
  extending the fixed maturity of the series of debt securities;

  •
  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

  •
  reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

        Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

  •
  register the transfer or exchange of debt securities of the series;

  •
  replace stolen, lost or mutilated debt securities of the series;

  •
  maintain paying agencies;

  •
  hold monies for payment in trust;

  •
  compensate and indemnify the debenture trustee;

  •
  appoint any successor trustee; and

  •
  recover excess money held by the debenture trustee.

        In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

        We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

        At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

        Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

        We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

        If we elect to redeem the debt securities of any series, we will not be required to:

  •
  issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

  •
  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

        The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

        Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

        We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

        All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

        The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

        The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K.

General

        We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

  •
  the offering price and aggregate number of warrants offered;

  •
  the currency for which the warrants may be purchased;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  •
  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  •
  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

  •
  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

  •
  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

  •
  the terms of any rights to redeem or call the warrants;

  •
  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  the manner in which the warrant agreements and warrants may be modified;

  •
  federal income tax consequences of holding or exercising the warrants;

  •
  the terms of the securities issuable upon exercise of the warrants; and

  •
  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

  •
  Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

  •
  in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

        The warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

        Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

        We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

        We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its nominee. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

        We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

        Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

        If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

        Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

  •
  An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

  •
  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

  •
  The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

        In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

        The global security will terminate when the following special situations occur:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

  •
  if we notify any applicable trustee that we wish to terminate that global security; or

  •
  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

  •
  The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

        We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

  •
  the name or names of any underwriters;

  •
  the purchase price of the securities and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  •
  any public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

  •
  Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

        If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the shares of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of the securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters who are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in the securities on the NASDAQ Global Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

        In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon by Cooley Godward Kronish LLP, Palo Alto, California. As of the date of this prospectus, partners and associates of Cooley Godward Kronish LLP participating in the preparation of this prospectus and the related registration statement on Form S-3 own an aggregate of 12,006 shares of our common stock.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus:

  1.
  Our Annual Report on Form 10-K for the year ended December 31, 2003;

  2.
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 filed with the SEC on May 6, 2004, August 9, 2004 and November 9, 2004, respectively;

  3.
  Our Current Reports on Form 8-K filed with the SEC on January 26, 2004, April 5, 2004, April 14, 2004, July 22, 2004 and October 21, 2004;

  4.
  Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2004; and

  5.
  The description of our common stock contained in our registration statement on Form S-1 (File No. 333-57024) as declared effective by the SEC on August 6, 2001 and incorporated by reference into Item 1 of our Form 8-A (File No. 000-33043) filed with the SEC on August 3, 2001 pursuant to Section 12(g) of the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

        We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Omnicell, Inc.
Attention: Investor Relations
1201 Charleston Road
Mountain View, CA 94043
(650) 251-6100

3,900,000 Shares

Common Stock

P R O S P E C T U S  S U P P L E M E N T

Merrill Lynch & Co.

Piper Jaffray

First Albany Capital

Caris & Company

May 22, 2007

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TABLE OF CONTENTS Prospectus Supplement
Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Common Stock
USE OF PROCEEDS
PRICE RANGES OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SUMMARY CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
CERTAIN MATERIAL U.S. TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK
UNDERWRITING
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PROSPECTUS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
OVERVIEW
RISK FACTORS
THE SECURITIES WE MAY OFFER
FORWARD-LOOKING INFORMATION
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
LEGAL OWNERSHIP OF SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE